CELANESE CORPORATION
FORM PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CELANESE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

March 26, 2007

Dear Fellow Shareholders:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2007 Annual Meeting of Shareholders of Celanese Corporation. The meeting will be held at 8:00 a.m. Dallas time on Thursday, April 26, 2007, at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders and are first being mailed on or about March 26, 2007. You may also read the notice and Proxy Statement on our website at www.celanese.com/index/ir_index/ir_reports.htm.

To ensure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

Sincerely,

David N. Weidman
Chairman and
Chief Executive Officer

i

CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	April 26, 2007

Time:	8:00 a.m., Central Daylight Time

Place:	The Westin Galleria Dallas 13340 Dallas Parkway Dallas, Texas 75240

Items of Business:	(1) To elect Mr. Chinh E. Chu, Mr. Mark C. Rohr and Mr. David N. Weidman to serve on our Board of Directors until the 2010 Annual Meeting of Shareholders or until their successors are elected and qualified;

(2) To ratify the selection of KPMG LLP (‘‘KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3) To transact such other business as may properly come before the meeting.

Record Date:	You are entitled to attend the Annual Meeting and can vote if you were a shareholder of record as of the close of business on March 1, 2007.

Date of Mailing:	This notice and the Proxy Statement are first being mailed to shareholders on or about March 26, 2007.

By Order of the Board of Directors of
Celanese Corporation

Curtis S. Shaw
Executive Vice President, General Counsel
and Corporate Secretary

Dallas, Texas
March 26, 2007

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

PROXY STATEMENT

For the Annual Meeting of Shareholders To Be Held on
April 26, 2007

The Board of Directors (the “Board of Directors” or the “Board”) of Celanese Corporation, a Delaware corporation (“Celanese,” “us,” “Company,” “we” or “our”), solicits the enclosed proxy for use at our 2007 Annual Meeting of Shareholders. The meeting will be held at 8:00 a.m. Dallas time on Thursday, April 26, 2007, at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors (each, a “Director” or collectively, the “Directors”) and executive officers. We will bear the expense of soliciting the proxies for the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement and the form of proxy will be mailed on or about March 26, 2007, to shareholders of record and beneficial owners who owned shares of Celanese Series A common stock (the “Common Stock”) at the close of business on March 1, 2007.

Our principal executive offices are located at 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234. Directors, officers and regular employees may solicit proxies on behalf of Celanese, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will vote upon several important Company matters. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Who may attend the Annual Meeting?

The Board of Directors set March 1, 2007 as the record date for the Annual Meeting. All shareholders of record and beneficial owners of shares of Common Stock at the close of business on March 1, 2007, or their duly appointed proxies, may attend and vote at the Annual Meeting or any adjournments thereof. For verification of beneficial ownership at the Annual Meeting, you will need to bring personal identification and a copy of your brokerage statement reflecting your share ownership as of March 1, 2007 and check in at the registration desk.

Who may vote at the meeting?

Each shareholder who owned Common Stock at the close of business on March 1, 2007 is entitled to one vote for each share of Common Stock held on all matters to be voted on. At the close of business on the record date, there were 159,643,063 shares of our Common Stock outstanding. We have no outstanding shares of our Series B common stock.

What constitutes a quorum to conduct business at the meeting?

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

How many votes are required to pass a proposal?

A plurality of the Votes Cast is required to elect Directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. A vote is withheld when a properly executed proxy is marked “WITHHOLD” for the election of one or more Directors, respectively. The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares FOR the election of the Board’s nominees and the ratification of public accountants.

How does the Board recommend I vote on the proposals?

The Board recommends votes:

•	FOR the election of each of the nominees for Class III Director named in this Proxy Statement, Mr. Chinh E. Chu, Mr. Mark C. Rohr and Mr. David N. Weidman; and

•	FOR the ratification of KPMG as our independent registered public accounting firm for fiscal year 2007.

Affiliates of The Blackstone Group L.P. (“Blackstone”) beneficially own and have the right to vote approximately 14.03% of the outstanding shares of our Common Stock. Affiliates of Blackstone have authorized the Proxyholders to vote FOR the proposals recommended by the Board.

What is the difference between holding and voting shares as a shareholder of record and as a beneficial owner?

Most Celanese shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Celanese. As the shareholder of record, you have the right to grant your voting proxy directly to Mr. John J. Gallagher III, our Executive Vice President and Chief Financial Officer, Mr. Curtis S. Shaw, our Executive Vice President, General Counsel and Corporate Secretary, and Mr. Kevin J. Rogan, our Associate General Counsel and Assistant Secretary, collectively (the “Proxyholders”) or to vote in person at the Annual Meeting. Celanese has enclosed or sent a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee (the “Record Holder”), you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your Record Holder, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. HOWEVER, SINCE YOU ARE NOT THE SHAREHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED LEGAL PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. Your Record Holder has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How do I cast my vote?

Each shareholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of Directors. Celanese is offering the following methods of voting:

In-Person Voting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification.

Beneficial Owners. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the Record Holder giving you the right to vote the shares.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SIGNING AND RETURNING THE PROXY CARD OR SUBMITTING THE PROXY BY TELEPHONE OR OVER THE INTERNET DOES NOT AFFECT THE RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

Electronic Voting

•	Shareholders of Record. Shareholders of record may vote electronically by telephone by calling 1-800-652-VOTE (8683) or over the Internet by accessing www.investorvote.com. Proxies submitted through the Internet or by telephone through Computershare as described above must be received by 11:59 p.m. Eastern Daylight Time, on April 25, 2007.

•	Beneficial Owners. Beneficial owners may be eligible to vote electronically over the Internet or by telephone if your Record Holder participates in the ADP Investor Communication Services online program. Voter instruction cards will include information for shareholders whose Record Holder is participating in ADP’s program. Proxies submitted through the Internet or by telephone through ADP Investor Communication Services as described above must be received by 11:59 p.m. Eastern Daylight Time, on April 25, 2007.

Proxy Voting Card. Shareholders not wishing to vote electronically or whose proxy voting form does not reference Internet or telephone voting information should complete and return the enclosed proxy voting card.

What happens if additional proposals are presented at the Annual Meeting?

Other than the election of Directors and the ratification of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders, John J. Gallagher III, our Executive Vice President and Chief Financial Officer, Curtis S. Shaw, our Executive Vice President, General Counsel and Corporate Secretary, and Kevin J. Rogan, Associate General Counsel and Assistant Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our By-laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed, and accordingly, shareholders may not present proposals at the Annual Meeting.

Can I change my vote or revoke my proxy?

If your shares are held in street name through a broker, bank or other nominee, you should contact the holder of your shares regarding how to revoke your proxy.

If you are a shareholder of record, you may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

•	voting again by telephone or through the Internet prior to 11:59 pm Eastern Daylight Time, on April 25, 2007;

•	giving written notice to the Corporate Secretary of the Company by April 25, 2007; or

•	voting again at the meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Annual Meeting by taking one of the actions described above.

Who will count the votes?

Representatives of Computershare will count the votes and will serve as the independent inspector of the election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board provided above.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent, Computershare. Please vote all of these shares. We recommend that you contact your broker and/or Computershare to consolidate as many accounts as possible under the same name and address. Computershare can be contacted at: Computershare Investor Services, P.O. Box 43010, Providence, Rhode Island 02940-3010 and via the website: www.computershare.com.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NYSE rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and ratification of the independent registered accounting firm are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

How are abstentions and broker non-votes treated?

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made. Broker non-votes will be counted toward calculating a quorum, but not have any effect on the outcome of the voting on a proposal.

How can I request copies of the Proxy Materials or information?

If you are a beneficial owner, please contact your Record Holder. If you are a shareholder of record, you may contact our transfer agent:

•	By mail addressed to: Celanese Corporation
c/o Computershare Investor Services
P.O. Box 43010
Providence, Rhode Island 02940-3010

•	By calling Computershare at: (781) 575-3400

•	By sending us an email to: InvestorRelations@celanese.com

We encourage you to enroll in electronic delivery of our shareholder communications materials.  By enrolling in electronic delivery, you can receive our proxy materials and shareholder communications as soon as they are available without waiting for them to arrive in the mail. If you have questions about electronic delivery, please call our transfer agent at the number provided above or your bank or broker.

To enroll in electronic delivery:

•	Shareholder of Record. If you are a shareholder of record (you hold your Celanese shares in your own name through Celanese’s transfer agent, Computershare, or you have stock certificates), visit www.computershare.com to enroll.

•	Beneficial Owner. If you are a beneficial owner (your shares are held by a brokerage firm, a bank or a trustee), visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until canceled.

What is “householding”?

We may send a single set of proxy materials and other shareholder communications to any household at which two or more shareholders reside. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. Proxy materials and other shareholder communications to you may be householded based on your prior express or implied consent.

To change your householding status:

•	Shareholder of Record. If you are a shareholder of record, please use the same contact information provided above under “How can I request copies of the Proxy Materials or information?”

•	Beneficial Owner. If you are a beneficial owner, please submit your request to your stockbroker.

Deadline for receipt of shareholder proposals for 2008 Annual Meeting of Shareholders

A shareholder wishing to submit a proposal to be considered for inclusion in the Proxy Statement and form of proxy relating to the 2008 Annual Meeting of Shareholders must submit the proposal in writing, and the proposal must be received by Celanese at its principal executive office not later than November 28, 2007; a shareholder wishing to make a proposal at the 2008 Annual Meeting of Shareholders must submit a written proposal that is received by Celanese at its principal executive office no earlier than November 28, 2007 and no later than December 28, 2007. If we do not receive notice of your proposal within this time frame, our management will use discretionary authority to vote the shares it represents as the Board of Directors may recommend.

Date of our fiscal year end

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Celanese, its officers and Directors. Some of the information is stated as of the end of fiscal year 2006, and some information is provided as of a more current date. Our fiscal year ends on December 31.

ITEM 1: ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors has nominated Mr. Chinh E. Chu, Mr. Mark C. Rohr and Mr. David N. Weidman to be elected as Class III Directors at the Annual Meeting of Shareholders. The Director nominees, Messrs. Chu, Rohr and Weidman, have consented to be elected to serve as Directors for the term of the Class III Directors. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for Celanese’s three nominees named below. If any nominee of Celanese is unable or declines to serve as a Director as of the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If elected, Messrs. Chu, Rohr and Weidman will serve until the 2010 Annual Meeting of Shareholders or until their successors are elected and qualified. The names of the nominees and certain information about them as of March 1, 2007 are set forth below:

Chinh E. Chu, 40, has been a member of our Board since November 2004 and served as Chairman of the Board from December 2004 until February 2007. He is a Senior Managing Director of Blackstone, which he joined in 1990. Mr. Chu currently serves on the boards of directors of Nalco Holding Company, Graham Packaging Company, FGIC, Sungard, Health Markets and Encore Medical.

Mark C. Rohr, 55, is a Director nominee for election at the Annual Meeting of Shareholders. Mr. Rohr has been President and Chief Executive Officer of Albemarle Corporation, a company that produces polymer additives, fine chemicals and catalysts, since October 1, 2002. Mr. Rohr served as President and Chief Operating Officer of Albemarle from January 1, 2000 through September 30, 2002. Previously, Mr. Rohr served as Executive Vice President — Operations of Albemarle from March 22, 1999 through December 31, 1999. Before joining Albemarle, Mr. Rohr served as Senior Vice President, Specialty Chemicals of Occidental Chemical Corporation (chemical manufacturer with interests in basic chemicals, vinyls, petrochemicals and specialty products). Mr. Rohr has over 20 years of experience in the chemical industry, including assignments at Cain Chemical, Corpus Christi Chemical Company and Dow Chemical. Mr. Rohr currently serves on the board of directors of the American Chemistry Council and ACC Finance and Political Activities Committees. He also serves on the Science Advisory Board of Mississippi State University.

David N. Weidman, 51, has been our Chief Executive Officer and President and a member of our Board since December 2004 and has served as our Chairman of the Board since February 2007. Until October 2004, Mr. Weidman was a member of the Board of Management of Celanese AG and had served as its Vice Chairman since September 2003 and as its Chief Operating Officer since January 2002. He joined Celanese AG as the Chief Executive Officer of Celanese Chemicals in September 2000. Before joining Celanese AG, he had been a member of Honeywell/Allied Signal’s Corporate Executive Council and the President of its performance polymers business since 1998. Mr. Weidman joined Allied Signal in 1994 as Vice President and General Manager of Performance Additives and became President and General Manager of Fluorine Products in 1995. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980, serving as Vice President and General Manager of its fibers division from 1990 to 1994, as Vice President and General Manager of Cyanamid Canada from 1989 to 1990, and as Managing Director of Cyanamid Nordiska in Stockholm, Sweden from 1987 to 1989. He serves on the board and as the Treasurer of the American Chemistry Council. He also serves on the board of the National Advisory Council of the Marriott School of Management, is the Chairman of the Society of Chemical Industry and a member of the Advancement Council for Engineering and Technology for the Ira A. Fulton College of Engineering and Technology at Brigham Young University.

Vote Required

If a quorum is present in person or represented by proxy at the Annual Meeting of Shareholders, the three nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting, but will have no other legal effect upon the election of Directors under Delaware law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE NOMINEES LISTED ABOVE.

Directors Continuing in Office

Class I Directors — Term Expires in 2008

Martin G. McGuinn, 64, has been a member of our Board of Directors since August 2006. Until February 2006, he was Chairman and Chief Executive Officer of Mellon Financial Corporation, where he spent 25 years in a number of positions. Mr. McGuinn recently concluded a one-year term as Chairman of the Financial Services Roundtable. He served as the 2005 President of the Federal Reserve Board’s Advisory Council. Mr. McGuinn also serves on several nonprofit boards, including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center.

James A. Quella, 57, has been a member of our Board of Directors since December 2004. He is a Senior Managing Director and Senior Operating Partner at Blackstone. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners-CSFB Private Equity from June 2000 to February 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, where he served as a Senior Consultant to chief executive officers and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm from September 1981 to January 2000. He is also the co-author of Profit Patterns: 30 Ways to Anticipate and Profit from the Strategic Forces Reshaping Your Business. Mr. Quella has been a member of various company boards and currently serves as a director of Allied Waste, Graham Packaging, The Nielsen Company and Michaels Stores.

Daniel S. Sanders, 67, has been a member of our Board of Directors since December 2004. He was President of ExxonMobil Chemical Company and Vice President of ExxonMobil Corporation from December 1999 until his retirement in August 2004. Prior to the merger of Exxon and Mobil, Mr. Sanders served as president of Exxon Chemical Company since January 1999 and as its Executive Vice President since 1998. Mr. Sanders is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University, the Advisory Board of Furman University and the Board of the Greenville Symphony. He is the past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry (American Section). He currently serves as a Director of Milliken and Co., Arch Chemical and Nalco Holding Company. Mr. Sanders is the recipient of the 2005 Chemical Industry Medal awarded by Society of Chemical Industry (American Section).

John K. Wulff, 58, has been a member of our Board of Directors since August 2006. He has been the Non-Executive Chairman of the Board of Hercules Incorporated since July 2003. Prior to that, he served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation from 1996 to 2001. During his fourteen years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG and predecessor firms from 1977 to 1987. He currently serves as Director on the boards of Moody’s Corporation (where he is Chairman of the Audit Committee), Sunoco Incorporated, Fannie Mae (where he is Chairman of the Nominating and Corporate Governance Committee) and Hercules Incorporated.

Class II Directors — Term Expires in 2009

James E. Barlett, 63, has been a member of our Board of Directors since December 2004. He has been Vice-Chairman of TeleTech Holdings, Inc. since October 2001. Mr. Barlett was elected to TeleTech Holdings, Inc.’s Board of Directors in February 2000. He previously served as the Chairman, President and Chief Executive Officer of Galileo International, Inc. Prior to joining Galileo, Mr. Barlett served as Executive Vice President for MasterCard International Corporation and was Executive Vice President for NBD Bancorp. Mr. Barlett serves as a Director of Covansys Corporation, TeleTech Holdings, Inc. and Korn/Ferry International, and is also a member of Korn/Ferry’s Audit Committee.

David F. Hoffmeister, 52, has been a member of our Board of Directors since May 2006. Since October 2004 Mr. Hoffmeister has served as Chief Financial Officer, Senior Vice President, Finance at Invitrogen Corporation, a NASDAQ listed company which develops, manufactures and markets research tools for life sciences research, drug discovery, diagnostics and commercial manufacture of biological products. Before joining Invitrogen,

Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice.

Anjan Mukherjee, 33, has been a member of our Board of Directors since November 2004. He is a Principal of Blackstone, which he joined in 2001. Prior to that, Mr. Mukherjee attended Harvard Business School where he received his master’s degree in business administration in 2001. Mr. Mukherjee was with the Thomas H. Lee Company from 1997 to 1999 and was involved with the analysis and execution of private equity investments in a wide range of industries.

Paul H. O’Neill, 71, has been a member of our Board of Directors since December 2004. Mr. O’Neill has been a Special Advisor at Blackstone since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chief Executive Officer of Alcoa Inc. from 1987 to 1999 and Chairman of the Board from 1987 to 2000. He currently also serves as a Director on the boards of TRW Automotive Holdings Corp. and Nalco Holding Company.

Directors Not Continuing in Office

Benjamin J. Jenkins, 36, will resign from our Board effective as of the date of our 2007 Annual Meeting. Mr. Jenkins has served on our Board of Directors since November 2004. He joined Blackstone in August 1999, and serves as a Senior Managing Director in the Private Equity group. Before joining Blackstone, Mr. Jenkins was an Associate at Saunders Karp & Megrue. Prior to that, he worked in the Mergers & Acquisitions Department at Morgan Stanley & Co. Mr. Jenkins currently serves as a Director of Axtel S.A. de C.V., Global Tower Partners, Gold Toe-Moretz, Team Health, Travelport and Vanguard Health Systems. He also serves on the Operating Committee of Sungard and the board of the Alzheimer’s Association, New York City Chapter.

Director Compensation

The Company uses both cash and stock-based compensation to attract and retain qualified Directors to serve on our Board of Directors. In setting the compensation levels, the Company considered the extent of time and the expertise required to serve on our Board. Each non-management Director is entitled to (i) an annual cash retainer of $125,000 and (ii) a meeting fee of $1,250 for each day of in-person attendance of a Board meeting or committee meeting. The Chairman of each committee is also entitled to a Chairman fee of $1,000 for each Board meeting or committee meeting attended in person. Also, all non-management directors are eligible for grants of stock options or restricted stock.

Director Summary Compensation Table

The table below is a summary of compensation paid and stock options granted by the Company to non-employee Directors for the fiscal year ending December 31, 2006. David N. Weidman is not included in this table as he is an employee of the Company and receives no compensation for his services as Director.

							Change in
							Pension
							Value and
							Nonqualified
	Fees Earned or					Non-Equity	Deferred
	Paid in		Stock	Option		Incentive Plan	Compensation	All Other
Name	Cash		Awards	Awards		Compensation	Earnings	Compensation	Total
(a)	($)(1)(b)		($)(c)	($)(3)(d)		($)(e)	(f)	($)(g)	($)(h)

Blackstone Management Partners IV LLC:
Chinh E. Chu, Benjamin J. Jenkins, Anjan Mukherjee, James A. Quella	$591,250	(2)	$0	$124,338	(4)	$0	$0	$0	$715,588
James E. Barlett	$140,500		$0	$24,868		$0	$0	$0	$165,368
Paul H. O’Neill	$130,000		$0	$24,868		$0	$0	$0	$154,868
Daniel S. Sanders	$138,500		$0	$24,868		$0	$0	$0	$163,368
David F. Hoffmeister	$101,000		$0	$32,019		$0	$0	$0	$133,019
John K. Wulff	$63,750		$0	$9,943		$0	$0	$0	$73,693
Martin G. McGuinn	$65,000		$0	$9,943		$0	$0	$0	$74,943

(1)	Includes payment of an annual retainer and meeting fees.

(2)	Includes total combined compensation for Messrs. Chu, Jenkins, Mukherjee and Quella, who each waived all rights to any cash compensation and grants of options of Common Stock to which they were entitled as Directors of the Company, and authorized Blackstone Management Partners IV LLC to receive all such cash payments and option grants.

(3)	FAS 123(R) valuation at December 31, 2006 and includes amounts granted in 2005 and 2006. As of December 31, 2006, each Director has the following amounts of options outstanding: James E. Barlett was granted 24,622, of which 18,467 are vested; Paul H. O’Neill was granted 24,622, of which 18,467 are vested; Daniel S. Sanders was granted 24,622, of which 18,467 are vested; David F. Hoffmeister was granted 25,000, of which 0 are vested; John K. Wulff was granted 25,000, of which 0 are vested; Martin G. McGuinn was granted 25,000 of which 0 are vested.

(4)	Includes FAS 123(R) valuation of total combined compensation for Messrs. Chu, Jenkins, Mukherjee and Quella, who each waived all rights to any cash compensation and grants of options of Common Stock to which they were entitled as Directors of the Company and authorized Blackstone Management Partners IV LLC to receive all such cash payments and option grants. None of Messrs. Chu, Jenkins, Mukherjee and Quella have acquired any Company stock.

ITEM 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG to audit our consolidated financial statements. During fiscal 2006, KPMG served as our independent registered public accounting firm and also provided other audit-related and non-audit services which were approved by the Audit Committee.

Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit

Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Audit and Related Fees

Aggregate fees billed to the Company and its predecessor during the years ended December 31, 2006 and 2005 by its principal accounting firm KPMG and KPMG affiliates as follows:

	Year Ended December 31,
	2006		2005(1)

Audit Fees	$8,145,000	(2)	$7,595,000	(3)
Audit-related Fees(4)	$1,636,000		$3,952,000
Tax Fees(5)	$556,000		$141,000
All Other Fees	$—		$—

Total Fees	$10,337,000		$11,688,000

(1)	For year ended December 31, 2005, $3,827,000 was reclassified from Audit Fees to Audit Related Fees to conform to prevailing industry practice.

(2)	For professional services rendered for the audits of consolidated financial statements of the Company (including the audit of internal controls over financial reporting), statutory audits and the review of the Company’s quarterly consolidated financial statements.

(3)	For professional services rendered for the audits of financial statements of the Company, Celanese AG, statutory audits and the review of the Company’s quarterly consolidated financial statements.

(4)	Primarily for the professional services rendered in connection with the IPO, secondary offerings, debt offerings, registration statements, consultation on financial accounting and reporting standards and employee benefit plan audits.

(5)	Primarily for professional fees related to the preparation of tax returns in non-US jurisdictions, assistance with tax audits and appeals and technical assistance.

OUR MANAGEMENT TEAM

Set forth below is information regarding current executive officers of the Company who are not also serving as Directors:

Dr. Lyndon E. Cole, 54, has served as Executive Vice President since December 2004. Since April 2003 he has also been President of the Ticona business. Currently, he is also Vice Chairman of Celanese AG’s Board of Management, of which he has been a member since September 2003. He has been the head of the Celanese AG Growth and Excellence Council since April 2003. Dr. Cole joined Celanese AG in March of 2002 as President of the Celanese Chemicals business. From 1998 to 2001, he had been Chief Executive Officer of United Kingdom based Elementis PLC, a global specialty chemicals company. Prior to joining Elementis, he was General Manager Global Structured Products for GE Plastics from 1990 to 1998 and previously held general management and commercial positions with GE Plastics, Dow Chemicals Europe and ICI. Dr. Cole received his Bachelor of Science degrees in chemistry and microbiology in 1975, and his doctor of philosophy degree in Physical Chemistry in 1978, both from Reading University.

John J. Gallagher III, 43, has been Executive Vice President and Chief Financial Officer of Celanese Corporation since August 2005. Mr. Gallagher joined the Company from Great Lakes Chemical Corporation, where he had been Chief Executive Officer since November 2004 and previously Senior Vice President and Chief Financial Officer since May 2001. Prior to that, Mr. Gallagher was Vice President and Chief Financial Officer at UOP LLC, formally a global joint venture of the Dow Chemical Company and Honeywell International, beginning in December 1999. He is a member of the American Institute of Certified Public Accountants. Mr. Gallagher holds a Bachelor of Science degree in accounting from the University of Delaware, received in 1986, and is a Certified Public Accountant.

T. Denny Iker, 60, has been our Senior Vice President of Human Resources since May 2006. From 2002 until April 2006, Mr. Iker was a Vice President and Manager in Personnel Relations with General Electric. Prior to that, Mr. Iker held various positions with General Electric over a thirty year period of time, including positions in compensation, organization and staffing and as human resources leader at locations through out the United States, Asia and Europe. Before joining General Electric, Mr. Iker held positions in Human Resources with Natural Gas Pipeline Company of America and Phillips Petroleum. Mr. Iker received a degree in business administration from University of North Texas in 1968, with additional graduate studies at Northwestern University and the University of Houston, Texas.

Curtis S. Shaw, 58, has been our Executive Vice President, General Counsel and Corporate Secretary since October 2005. Prior to that, Mr. Shaw was Executive Vice President, General Counsel (Americas) and Corporate Secretary since April 2005. Mr. Shaw joined the Company from Charter Communications, Inc., where he had served as Executive Vice President, General Counsel and Secretary since 2003. Mr. Shaw joined Charter Communications in 1997 as Senior Vice President, General Counsel and Secretary. Prior to Charter Communications, Mr. Shaw served as Corporate Counsel to NYNEX Corporation from 1988 through 1996. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received his Bachelor of Arts degree in economics with honors from Trinity College in 1970, and his juris doctor degree from Columbia University School of Law in 1973.

Steven M. Sterin, 35, has been Vice President, Controller and Principal Accounting Officer of Celanese Corporation since September 2005. Mr. Sterin joined Celanese in 2003 as Director of Finance for Celanese Chemicals and was named Controller of Celanese Chemicals in 2004. Prior to joining Celanese, Mr. Sterin worked for Reichhold, Inc., a subsidiary of Dainnippon Ink and Chemicals, Incorporated, from 1997 to 2003. There he held a variety of leadership positions in the finance organization before serving as Treasurer from 2000 to 2001 and later as Vice President of Finance, Coating Resins from 2001 to 2003. He began his career at Price Waterhouse LLP, currently known as PricewaterhouseCoopers LLP. Mr. Sterin, a Certified Public Accountant, graduated from the University of Texas at Austin in May 1995, receiving both a bachelor’s degree in business and a master’s degree in professional accounting.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

Any new arrangement or an amendment to an existing arrangement with a related person, including any Director or Director nominee, or executive officer, an immediate family member of a Director, Director nominee or officer, or any person who owns more than 5% of the Company’s voting securities, requires the review of the Audit Committee. If a member of the Audit Committee has an interest in or is under the influence of the related person, then that member must excuse himself from voting. Management must present the transaction as well as disclose the full extent of the relationship the Company has with the related person to the Audit Committee, and must demonstrate that the arrangement was awarded through a competitive bidding process. Management must also show that the arrangement is at least as favorable to the Company as any comparable arrangement that the Company could obtain from any unrelated party. The Audit Committee may retain independent financial or legal counsel to assist in their evaluation of the proposed arrangement. A majority of the Audit Committee must approve the transaction. Ongoing transactions will undergo an annual review and approval by the Audit Committee.

If the transaction is less than $2 million in the aggregate, and is awarded through a competitive bidding process, the chief executive officer or chief financial officer may approve the transaction and will notify the Audit Committee of the transaction at their next regularly scheduled meeting.

Agreements with Affiliates of The Blackstone Group L.P.

The agreements described below were entered into with affiliates of Blackstone when the Company was still a controlled company under the rules of the NYSE. Although we have not conducted the analysis, the terms of the transactions described below may not be as favorable to us as the terms obtainable from unrelated third parties.

Transaction and Monitoring Fee Agreement/Sponsor Services Agreement

In April 2004, the Company entered into a transaction and monitoring fee agreement with Blackstone Management Partners IV L.L.C. (“Blackstone IV”), an affiliate of Blackstone.

Under the agreement, Blackstone agreed to provide monitoring services to the Company for a 12 year period, unless terminated earlier by agreement between us and Blackstone or until such time as Blackstone (including its affiliates) direct or indirect ownership of us falls below 10%. These monitoring services include (i) advice regarding the structure, distribution, and timing of debt and equity offerings, (ii) advice regarding our business strategy, (iii) general advice regarding dispositions and/or acquisitions and (iv) other advice directly related or ancillary to the Blackstone Affiliated Companies, as defined below, financial advisory services.

The transaction and monitoring fee agreement was amended and restated and is now referred to as the Sponsor Services Agreement. Under this agreement, in the absence of a separate agreement regarding compensation for these types of additional services, Blackstone IV is entitled to receive upon consummation of (i) any such acquisition, disposition or recapitalization a fee equal to 1% of the aggregate enterprise value of the acquired, divested or recapitalized entity or, if such transaction is structured as an asset purchase or sale, 1% of the consideration paid for or received in respect of the assets acquired or disposed of and (ii) any such refinancing, a fee equal to 1% of the aggregate value of the securities subject to such refinancing. In addition, the Company agreed to indemnify Blackstone IV, its affiliates, and their respective partners, members, officers, directors, employees and agents for losses relating to the engagement. The other provisions of the transaction and monitoring fee agreement, including the right of first refusal and entitlement to additional compensation for investment banking or other advisory services, as described above, and our indemnification and reimbursement obligations described below, continue to be in effect. In addition, Blackstone IV may receive additional compensation for providing, investment banking or other advisory services provided by Blackstone IV or any of its affiliates to us in connection with any specific acquisition, divestiture, refinancing, recapitalization or similar transaction by us. We have also agreed under the sponsor services agreement to reimburse Blackstone IV and its affiliates for their expenses incurred in connection with the services provided under these agreements or in connection with their ownership or subsequent sale of Celanese Corporation stock. Under the sponsor services agreement, we paid no fees to Blackstone IV in 2006. During the first quarter of 2007 we will pay a fee in the amount of $1.1 million for the acquisition of Acetate Products Limited and a fee in the amount of $5.9 million for the sale of the Company’s oxo products and derivatives businesses.

Shareholders’ Agreement

In connection with the acquisition of Celanese AG shares in 2004, the Company and (Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P. (“BACI”)) (collectively, the “Blackstone Original Stockholders”) entered into a shareholders’ agreement, which has been subsequently amended. Among other things, the shareholders’ agreement established certain rights and restrictions upon the Blackstone Original Stockholders with respect to our governance, the transfer of shares of the Company’s Common Stock, indemnification and related matters. BACI had been part of the shareholders’ agreement, but the agreement with respect to BACI was terminated as of March 30, 2006. The Company has agreed to indemnify the Blackstone Original Stockholders and their respective affiliates, Directors, officers and representatives for losses relating to the acquisition of Celanese AG and other related transactions.

Prior to November 2006, pursuant to the terms of the shareholders’ agreement among Blackstone shareholders and us, the Blackstone shareholders had the right to nominate all nominees for election to our Board of Directors. Messrs. Chu, Quella, Mukherjee and Jenkins initially became Directors of our Company as designees of Blackstone. As of November 2006, the Blackstone shareholders became owners of less than 25% of our Common Stock and no longer have nomination rights under the shareholders’ agreement.

Registration Rights Agreement

In connection with the acquisition of Celanese AG shares, the Company and the Blackstone Original Stockholders entered into a registration rights agreement in 2004 which has been subsequently amended, pursuant to which the Company may be required to register sales of our shares held by the Blackstone Original Stockholders. Under the registration rights agreement, certain of the Blackstone Original Stockholders will have the right to request the Company to register the sale of shares of Common Stock held by the Blackstone Original Stockholders into the market from time to time over an extended period.

As of March 15, 2007, the Blackstone Original Stockholders and their affiliates owned 22,431,831 shares of Common Stock entitled to these registration rights. The Company has agreed to indemnify the Blackstone Original Stockholders, their respective affiliates, directors, officers and representatives, and each underwriter and their affiliates, for losses relating to any material misstatement or material omissions of facts in connection with the registration of the Blackstone Original Stockholders’ shares of the Company. In addition, under the terms of the registration rights agreement, we are required to pay all registration expenses (other than underwriting discounts or commissions or transfer taxes) of the Blackstone Original Stockholders. We paid $2.1 million in expenses related to the registration of shares for the Blackstone Original Stockholders during 2006.

Employee Stockholders Agreement

In connection with the issuance of shares to certain of our executive officers, key employees and Directors as discussed under “Compensation Discussion and Analysis — 2004 Stock Incentive Plan,” we entered into a management stockholders agreement with such officers, employees, Directors and Blackstone. Among other things, this agreement restricts the transfer by these stockholders of their shares in the Company’s Common Stock, subject to certain exceptions (including the occurrences of a change in control relating to us and the termination of employment of a management stockholder (other than the named executive officers) under certain circumstances), subject to a lock-up period until July 21, 2007.

The above descriptions of the shareholders’ agreement, the registration rights agreement, the sponsor services agreement, and the employee stockholders agreement, as well as the transactions contemplated by those documents, are not complete and are qualified in their entirety by reference to the exhibits of these documents in the Current Report on Form 8-K (File No. 001-32410) filed by the Company on January 28, 2005. The subsequent amendment to the Shareholders’ Agreement is qualified by reference to the exhibit of the document in the Current Report on Form 10-K (File No. 001-32410) filed by the Company on March 31, 2006.

Blackstone Indemnification for Certain of Our Board Members

Those of our Board members who are affiliated with Blackstone may also have indemnification agreements or protections from Blackstone relating to their service on our Board of Directors.

Relationships with Affiliates of our Sponsors and Other Related Parties

Blackstone has ownership interests in a broad range of companies (“Portfolio Companies”) and has affiliations with other companies (“Affiliated Companies”). We have entered into commercial transactions in the ordinary course of our business with these Portfolio Companies and Affiliated Companies, including the sale of goods and services and the purchase of goods and services. The largest of these relationships is the payments we paid to affiliates of a Portfolio Company, Nalco Holding Company, in the ordinary course of business for goods and services, which totaled approximately $1.1 million in 2006. No other such transactions or arrangements are of great enough value to be considered material.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers to file with the SEC reports of their ownership and changes in their ownership of Common Stock. We received written representations from each such person that no Form 5 was due for 2006. To the best of our knowledge, in 2006, we believe that all required forms were filed on time with the SEC, with the exception of two Form 3 filings due August 24, 2006, filed by the Company on behalf of Martin G. McGuinn and John K. Wulff, which were inadvertently filed late.

CORPORATE GOVERNANCE

Overview

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.

Strong corporate governance is an integral part of Celanese’s core values. Our Company’s corporate governance policies and procedures are available on the corporate governance portal of the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.htm. The corporate governance portal includes the Company’s Corporate Governance Guidelines, Board Committee Charters, Global Code of Business Conduct, Financial Code of Ethics, and Shareholders Communications with the Board Policy. Printed copies of these documents are available without charge upon request. We provide below specific information regarding certain corporate governance practices.

Composition of the Board of Directors

Our Board of Directors is divided into three classes. The members of each class serve for a three-year term, expiring at the Annual Meeting of Shareholders in the year shown below.

Class I 2008	Class II 2009	Class III 2007(6)

Martin G. McGuinn(1)	James E. Barlett(1)	Chinh E. Chu(2)(8)
James A. Quella	David F. Hoffmeister(1)(2)	Benjamin J. Jenkins(5)
Daniel S. Sanders(3)(4)	Anjan Mukherjee(4)(7)	David N. Weidman(3)
John K. Wulff(2)	Paul H. O’Neill(3)(4)

(1)	Audit Committee

(2)	Compensation Committee

(3)	Environmental, Health and Safety Committee

(4)	Nominating and Corporate Governance Committee

(5)	Resigning effective as of the date of the 2007 Annual Meeting of Shareholders

(6)	Mark C. Rohr has been nominated for election as a Class III Director

(7)	Anjan Mukherjee will resign from the Nominating and Corporate Governance Committee and will be replaced with an independent director no later than May 15, 2007

(8)	Chinh E. Chu will resign from the Compensation Committee and will be replaced with an independent director no later than May 15, 2007

The Company’s Certificate of Designations of 4.25% Convertible Perpetual Preferred Stock dated January 25, 2005 provides that whenever (1) dividends on any shares of the 4.25% convertible perpetual preferred stock of the Company (“Preferred Stock”) or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (2) Celanese fails to pay the redemption price on the date shares of Preferred Stock are called for redemption (whether the redemption is pursuant to the optional redemption provisions or the redemption is in connection with a designated event) then, immediately prior to the next Annual Meeting of Shareholders, the total number of Directors constituting the entire Board will automatically be increased by two and, in each case, the holders of shares of Preferred Stock (voting separately as a class with all other series of other Preferred Stock on parity with the Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such two additional Directors at the next Annual Meeting of Shareholders and each subsequent meeting until the redemption price or all dividends accumulated on the Preferred Stock have been fully paid or set aside for payment. Directors elected by the holders of the Preferred Stock shall not be divided into the classes of the Board of Directors and the term of office of all Directors elected by the holders of Preferred Stock will terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for Directors and upon such termination the total number of Directors constituting the entire Board will automatically be reduced by two.

Director Independence

The Board of Directors has adopted a standard of independence for directors. This standard incorporates all of the requirements for director independence contained in the NYSE listing standards. The listing standards of the NYSE require companies listed on the NYSE to have a majority of “independent” directors. The NYSE listing standards generally provide that a director is independent if the Board affirmatively determines that the director has no material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, a director is not independent if (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (2) the director or a member of the director’s immediate family has received more than $100,000 per year in direct compensation from the Company other than for service as a director or deferred compensation for prior service to the Company; (3) (a) the director or an immediate family member is a partner of the Company’s independent auditor, (b) the director is a current employee of such firm, (c) or the director has an immediate family member who is a current employee of the Company’s independent auditor and who participates in the firm’s audit, assurance or tax compliance practice, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where an executive officer of the Company serves or served on the Compensation Committee; or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other Company’s consolidated gross revenues.

In addition, NYSE listing standards include the requirement that we have a Compensation Committee and a Nominating and Corporate Governance Committee that are each composed of entirely independent directors with written charters addressing the committee’s purpose and responsibilities and that we evaluate annually the performance of these committees.

The Company reviews each of the Directors against the Company’s Corporate Governance Guidelines, adopted by the Board, and the independence requirements of the SEC and the NYSE to determine independence. The full text of the Guidelines can be found on the Company’s website, www.celanese.com/index/ir_index/ir_corp_governance.htm. The Board considers transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.

The Board has affirmatively determined that Messrs. Barlett, Hoffmeister, McGuinn, O’Neill, Sanders and Wulff are independent of the Company and its management under the NYSE listing standards. The NYSE listing standards also require that a majority of our Board consist of independent directors. Prior to May 15, 2006, we relied on the exemption to that requirement provided to “controlled companies” since Blackstone controlled over 50% of our Common Stock.

Board Meetings in 2006

Each of our Directors is expected to devote sufficient time and attention to his or her duties and to attend all Board, committee and shareholders’ meetings. The Board of Directors held seven meetings and executed six unanimous written consents in lieu of meetings during 2006. All Directors attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year ended December 31, 2006. All of our Directors attended the Annual Meeting of Shareholders in 2006.

Executive Sessions of Non-Management Directors

The non-management Directors convene executive sessions at least quarterly. The Director responsible for presiding over the meetings of non-management Directors during 2006 was Mr. Chu.

Committees of the Board

The Board of Directors has standing Audit; Compensation; Environmental, Health and Safety; and Nominating and Corporate Governance Committees. The Executive Committee was disbanded in February 2007.

From our IPO in January 2005 until May 2006 we were a “controlled company” and therefore we utilized exemptions under the NYSE listing standards that permitted our Compensation and Nominating and Corporate Governance Committees to proceed without entirely independent memberships, both of which will have fully independent memberships by May 15, 2007.

Audit Committee

The Company’s Audit Committee is comprised of Messrs. Hoffmeister (Chairman), Barlett and McGuinn, all of whom the Board has affirmatively determined are independent of the Company and its management under the rules of the NYSE and the Securities and Exchange Commission (the “SEC”). The Board has also determined that all members of the Committee are independent and “financial experts” as the term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held ten formal meetings during 2006. The Board of Directors revised the Audit Committee Charter on November 2, 2006. The complete text of the Audit Committee Charter can be downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.

The responsibilities of the Audit Committee include, but are not limited to:

•	Appointment, compensation and oversight of the work of the Company’s independent auditors, including approval of all non-audit services;

•	Oversight of accounting and reporting practices of the Company and compliance with legal and regulatory requirements regarding such accounting and reporting practices;

•	Oversight of the quality and integrity of the financial statements of the Company;

•	Oversight of internal control and compliance programs to ensure completeness of coverage, effective use of audit resources, the performance of internal audit and the internal audit department’s staffing, budget and responsibilities;

•	Reviewing with management the Company’s risk assessment and risk management policies and the resulting internal audit plan;

•	Reviewing with management and independent auditors the financial statements to be included in the Company’s annual report on Form 10-K and the quarterly reports on Form 10-Q, including disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Developing general guidelines for earnings releases provided to analysts and rating agencies, and monitors compliance with such guidelines;

•	Reviewing significant accounting, auditing and internal control issues;

•	Reviewing with management significant accounting policy changes or applicable new accounting or reporting standards;

•	Establishing procedures for employee complaints and resolution of such complaints;

•	Reviewing and reporting to the Board on any material related party transactions; and

•	Reviewing the Code of Business Conduct with the chief compliance officer and director of internal audit and monitoring compliance with the business conduct policy, including any investigation and follow up regarding any irregularities.

Report of the Audit Committee

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the committee are set forth in the revised Audit Committee Charter adopted by the Board on November 2, 2006.

Company management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm KPMG is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States. The committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

The committee reviewed and discussed with Company management and KPMG the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The committee has received from KPMG the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG its independence.

The committee has also considered whether the provision to the Company by KPMG of limited non-audit services is compatible with maintaining the independence of KPMG. The committee has satisfied itself as to the independence of KPMG.

Based on the committee’s review of the audited consolidated financial statements of the Company, and on the committee’s discussion with Company management and with KPMG, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

This report was submitted by the Audit Committee,

David F. Hoffmeister, Chairman
Martin G. McGuinn
John K. Wulff

Compensation Committee

The Company’s Compensation Committee is comprised of Messrs. Chu (Chairman), Hoffmeister, and Wulff. Mr. Chu will resign from the Compensation Committee and will be replaced with an independent director no later than May 15, 2007. The Board has determined that each of Mr. Hoffmeister and Mr. Wulff are independent. During 2006, the Compensation Committee held five formal meetings, received and reviewed packages of relevant materials with respect to compensation issues, and executed eight unanimous written consents in lieu of meetings. The Board of Directors revised the Compensation Committee Charter on November 2, 2006. The complete text of the Compensation Committee Charter can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance. A description of the Compensation Committee’s processes and procedures for determining executive compensation is more fully described in “Compensation Discussion and Analysis.”

The responsibilities of the Compensation Committee include, but are not limited to:

•	Review and approval of the compensation of the Company’s executive officers;

•	Review and approval annually of the corporate goals and objectives relevant to the compensation of the CEO, and evaluation of the CEO’s performance and compensation in light of such established goals and objectives;

•	Preparation of a report on executive compensation to be included in the Company’s annual proxy statement;

•	Oversight of the development and implementation of succession plans for the CEO and the other key executives;

•	Establishment of the compensation policies for the Company consistent with corporate objectives and shareholder interests;

•	Approval annually of the compensation level for the CEO in accordance with employment and compensation agreements;

•	Evaluation of the performance of officers other than the CEO;

•	Review and recommendation of any modifications to Company compensation programs;

•	Approval of any incentive and equity-based compensation plans of the Company;

•	Administration of all plans including stock option, restricted stock and deferred stock plans; and

•	Review and approval of any modifications to employee retirement plans.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Chu, Hoffmeister, and Wulff, none currently being an employee or officer of Celanese Corporation. Members of the Compensation Committee have previously held various offices with the Company and/or its subsidiaries as described below:

•	Mr. Chu served as Chief Executive Officer of Celanese Corporation in November — December 2004.

•	Mr. Chu was President of BCP Crystal US Holdings Corporation from March 23, 2004 until December 15, 2004. BCP Crystal US Holdings Corporation is an indirect wholly-owned subsidiary of the Company. Mr. Chu received no compensation for his role as officer of BCP Crystal US Holdings Corporation.

•	Mr. Chu, was President, Secretary of Crystal US Sub 3 Corp. from September 16, 2004 until January 20, 2005. Crystal US Sub 3 Corp. is an indirect wholly-owned subsidiary of the Company. Mr. Chu received no compensation for his role as officer of Crystal US Sub 3 Corp.

Environmental, Health and Safety Committee

The Company’s Environmental, Health and Safety Committee was formed on November 2, 2006, and is comprised of Messrs. O’Neill (Chairman), Sanders and Weidman. The Committee shall assist the Board in fulfilling its oversight duties, while Company management shall retain responsibility for assuring compliance with applicable environmental, health and safety laws and regulations. The Environmental, Health and Safety Committee held no formal meetings during 2006. The Board of Directors adopted the Environmental, Health and Safety Committee Charter on November 2, 2006, and the complete text can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.

The responsibilities of the Environmental, Health and Safety Committee include, but are not limited to the oversight and review of:

•	Status of the Company’s environmental, health, and personnel and process safety policies and performance, including activities designed to assure compliance with applicable laws and regulations;

•	Emerging environmental, health and safety issues and the potential impact on the Company;

•	Product stewardship practices and use of good science to manage product risks including the safe manufacture, distribution, use and disposal of products;

•	Advocacy activities and relationships with government and regulatory authorities; and

•	Policies and programs that promote the Company’s social responsibility and sustainability.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee is comprised of Messrs. Sanders (Chairman), Mukherjee and O’Neill. Mr. Mukherjee will resign from the Committee and will be replaced with an independent director no later than May 15, 2007. The Nominating and Corporate Governance Committee held two formal meetings during 2006. The Board of Directors revised the Nominating and Corporate Governance Charter on November 2, 2006, and the complete text can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir_index/ir_corp_governance.

The responsibilities of the Nominating and Corporate Governance Committee include, but are not limited to:

•	Identifying, screening and reviewing individuals qualified to serve as Directors and recommending candidates for nomination for election at the Annual Meeting of Shareholders or to fill Board vacancies;

•	Developing and recommending to the Board and overseeing implementation of the Company’s Corporate Governance Guidelines;

•	Overseeing evaluations of the Board;

•	Recommending to the Board nominees for the Committees of the Board;

•	Overseeing the implementation and effectiveness of the Company’s policies and procedures for identifying and reviewing Board nominee candidates;

•	Establishing procedures for and administering annual performance evaluations of the Board, individual Board members and their Committees by their membership, which will include an annual self-evaluation of the role and performance of the Board;

•	Reviewing periodically the size and make-up of the Board and Board Committees and recommending to the Board any appropriate changes;

•	Overseeing the implementation and effectiveness of the Corporate Governance Guidelines and recommending modifications as appropriate; and

•	Reviewing and recommending to the Board for approval any changes in the compensation of Directors.

Candidates of the Board

The Board of Directors and the Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance Committee members, as well as by management and shareholders. The Nominating and Corporate Governance Committee’s charter provides that it may retain a third-party executive search firm to identify candidates from time to time.

The Board’s and Nominating and Corporate Governance Committee’s assessment of a proposed candidate will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the Board of Directors. The Nominating and Corporate Governance Committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

The Nominating and Corporate Governance Committee will consider recommendations for Director nominees made by shareholders if the individual recommended meets the minimum criteria set forth by the Board in its Corporate Governance Guidelines. Shareholder recommendations should be sent no later than November 28, 2007 to the Corporate Secretary, Celanese Corporation, Board of Directors, 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234 and must include detailed information regarding the qualifications of the individual.

The Nominating and Corporate Governance Committee considers individuals recommended by shareholders in the same manner and to the same extent as it considers Director nominees identified by other means. The Chairman of the Nominating and Corporate Governance Committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the Nominating and Corporate Governance Committee has identified as essential for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the Nominating and Corporate Governance Committee or as many members as can do so to meet the potential nominees. The Nominating and Corporate Governance Committee will then select a nominee to recommend to the Board of Directors for consideration and appointment. Board members appointed in this manner will serve, absent unusual circumstances, until their election by our shareholders at the next annual meeting of shareholders. The Board and the Nominating and Corporate Governance Committee have not received Director nominations from any shareholders outside the Board or the Nominating and Corporate Governance Committee.

Executive Committee

The Company’s Executive Committee was composed of Messrs. Chu (Chairman), Weidman and Jenkins prior to its dissolution in February 2007. The Executive Committee was responsible for exercising all of the powers of the Board of Directors during intervals between meetings, except for those powers delegated to other committees of the Board of Directors and powers that may not be delegated to a committee of the Board of Directors under Delaware law. The Executive Committee held no formal meetings, and executed thirteen unanimous written consents in lieu of meetings, during 2006.

Shareholder Communications with the Board

The Board of Directors has adopted the following procedure in accordance with the requirements of the SEC for shareholders to communicate with the Board and its members. Shareholders and other parties interested in communicating directly with the non-management Directors as a group or the Board may do so by sending their communications to:

Celanese Corporation
Board of Directors
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234
Attn: Corporate Secretary

All shareholder communications received by the Corporate Secretary will be delivered to one or more members of the Board as appropriate, as determined by the Corporate Secretary. Notwithstanding the foregoing, the Corporate Secretary will maintain for the benefit of the Board, for a period of two years following the receipt of any communication, a record of all shareholder communications received in compliance with this policy.

Members of the Board may review this record of shareholder communications upon their request to the Corporate Secretary. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be directed to the Chairman of the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Executive Compensation Overview

In February 2004, several investment funds managed by Blackstone acquired approximately 84% of the ordinary shares of Celanese AG pursuant to a voluntary tender offer. The Blackstone funds subsequently acquired additional Celanese AG shares and in October 2004 completed an organizational restructuring with our company becoming the ultimate parent. In January 2005, Blackstone sponsored an initial public offering (“IPO”). Several elements of our compensation structure were implemented during the period between the Blackstone acquisition of Celanese AG and our IPO and were designed in the context of a private equity acquisition, including our deferred compensation plan, our stock incentive plan and the executive bonus plan. As a result of the Blackstone acquisition and subsequent IPO, executive officers of the formerly private company became executive officers of the public company, and the Compensation Committee designed these compensation plans to reward our senior management for our successful restructuring and IPO and to retain and compensate senior management for the loss of compensation programs previously provided by Celanese AG. The other elements of our compensation plan, the base salary and the annual performance bonus, are more traditional compensation plans for executive officers, designed to attract and retain additional qualified executives as needed and to incentivize management to increase profitability and shareholder value.

Prior to the secondary offering of its shares on May 15, 2006, a majority of our shares were controlled by affiliates of Blackstone (Blackstone held more than 50% of voting power), and we were considered a “controlled company” under New York Stock Exchange (“NYSE”) corporate governance standards. As a controlled company, we were exempt from the NYSE requirement that our Compensation Committee be composed entirely of independent directors, and the Compensation Committee was composed of three Directors employed by Blackstone. When we ceased to be a controlled company, we began a phase-in of independent directors to the Board of Directors and its committees. One independent member was elected to sit on the Compensation Committee as of the date we ceased to be a controlled company, a majority of independent directors was elected to the Compensation Committee on August 14, 2006, and a fully independent membership will be elected to the Compensation Committee no later than May 15, 2007.

The current Compensation Committee was newly constituted after we ceased to be a controlled company (see “Role of Compensation Committee,” below), and in November 2006 the Compensation Committee retained an independent outside compensation consultant, Pearl Meyer & Partners, to advise the committee in connection with executive compensation matters, including the evaluation of the compensation of the executive officers and providing benchmarking information with respect to levels of executive compensation at comparable companies. The consultant attended its first Compensation Committee meeting in November 2006. In carrying out tasks on behalf of the Compensation Committee, Pearl Meyer & Partners has consulted with employees of the Company, including the CEO and the Senior Vice President of Human Resources, as necessary and appropriate.

Role of Compensation Committee

The Compensation Committee has responsibility for (i) the review and approval of the compensation of our executive officers; (ii) the review and approval of corporate goals and objectives relevant to the compensation of our CEO and other members of senior management and the evaluation of their performance and compensation in light of our established corporate goals and objectives; (iii) preparation of reports and disclosures required by law; and (iv) oversight of the succession plans for the CEO and other key employees.

The Compensation Committee oversees executive compensation, including our Deferred Compensation Plan, the 2004 Stock Incentive Plan and the annual bonus plan. In addition to determining the compensation of executive officers, the Compensation Committee determines who will receive plan awards under the Deferred Compensation Plan and the 2004 Stock Incentive Plan, and is authorized to interpret these plans, to establish, amend and rescind any rules and regulations relating to these plans, and to make any other determinations that it deems necessary or desirable for the administration of these plans.

Objectives of Compensation Program

Several elements of our compensation program were implemented during the period between the Blackstone acquisition of Celanese AG and our IPO and were designed to address our specific situation as a private equity portfolio company. In connection with our IPO, executive officers who were employees of the formerly private company became executive officers of the publicly traded company. The Compensation Committee designed compensation programs to reward the Company’s senior management for the successful restructuring of the Company, to retain and compensate senior management for the loss of compensation programs previously provided by Celanese AG and to incentivize management to increase profitability and shareholder value. The Deferred Compensation Plan and the 2004 Stock Incentive Plan were implemented at the time of the IPO.

We believe that compensation paid to executive officers should be closely aligned with our financial performance on both a short-term and long-term basis, and that well structured compensation programs will attract, retain and motivate executives to improve our financial performance and increase shareholder value. Accordingly, the specific objectives of our compensation policies and programs for named executive officers and other senior executives are to (i) attract, retain and motivate qualified management, (ii) provide incentive for performance at or above established targets, (iii) align individual performance with our Company performance and (iv) increase shareholder value. We offer a compensation program that consists of salary, annual performance bonus awards, long-term incentive compensation, including equity compensation, and other employee benefits. In determining compensation levels, the Compensation Committee refers to comparative compensation data, which is derived from a group of chemical companies that are comparable to us for compensation purposes, as well as survey data. We compensate our senior management through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. Our compensation setting process consists of establishing targeted overall compensation for each senior manager and then allocating that compensation among base salary and incentive compensation. At the senior management level, we design the incentive compensation to reward Company-wide performance through tying awards primarily to earnings growth and cash flow.

In determining the compensation to be paid to the named executive officers and other senior executives, the Compensation Committee considers objective data regarding our performance, including EBITDA, working capital, cash flow, cost management, productivity, regulatory compliance and achievement of environmental health and safety targets. Prior compensation is generally not taken into account in determining the compensation paid to senior management.

In reviewing compensation levels for executive officers, the Compensation Committee has looked at compensation data from a large group of chemical companies and determined that the following group of companies are the appropriate peer companies: Airgas, Inc., Albemarle Corporation, Chemtura Corporation, Eastman Chemical Company, FMC Corporation, Huntsman Corporation, Lubrizol Corporation, Nalco Holding Company, PPG Industries, Inc., Rockwood Holdings, Inc., and Rohm and Haas Company.

A significant portion of the total compensation of our CEO and other executive officers is performance-based, and compensation opportunities are designed to create incentives for target and above-target performance as well as significant consequences for below-target performance with respect to the achievement of Company and individual goals. Each year, the Compensation Committee approves specific Company-level performance targets and personal goals for the annual performance bonus plan. The performance targets are Company-wide, including business unit targets for executives managing such units. The performance goals are primarily financial in nature and are set at levels that require superior performance and results that will grow shareholder value. The Compensation Committee reviews the compensation of the CEO and other senior executives, seeking to provide executive level compensation comparable to that of our peer companies, while rewarding achievement of the Company-level performance targets and personal goals.

Adjustments to Compensation — The Company has no specific policies to adjust or recoup prior awards. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during those 12 months.

Tax Deductibility — The Internal Revenue Code (the “Code”) generally places a $1 million annual limit on the tax deductibility of certain compensation paid to the executive officers named in the proxy statement in the year of payment. Some compensation, including performance-based compensation meeting specified requirements, is exempt from such limitation. Our benefit plans do not prohibit us from granting awards that are subject to the tax deduction limitation established by Section 162(m) of the Code and, as appropriate, such awards may be made.

Elements of Compensation for the CEO and Senior Management

For our fiscal year which ended December 31, 2006, the principal elements of compensation for our named executive officers were salary, annual performance bonus awards, executive bonus awards, long-term deferred compensation, stock awards, retirement benefits and perquisites.

Salary — The Compensation Committee set the compensation levels for the CEO and senior management at the time of the IPO or shortly thereafter. The terms of such compensation were incorporated into employment agreements which are still in effect. The base salary amounts were determined based upon reference to senior executives at peer companies and private equity portfolio companies, as well as the Compensation Committee’s judgment as to the amounts necessary to attract and retain the highest quality executives, based upon its understanding of the responsibilities of the executive positions and the added responsibilities the executives would have following the IPO.

The base salary of each named executive officer is set forth in the officer’s employment agreement. We entered into employment agreements with Mr. David N. Weidman, Dr. Andreas Pohlmann and Dr. Lyndon E. Cole in February 2005, each of which expires on December 31, 2007, with terms agreed to prior to the IPO and described in the IPO offering prospectus. We entered into an employment agreement with Mr. Curtis S. Shaw in April 2005. We entered into an employment agreement with Mr. John J. Gallagher III in August 2005, which expires on December 31, 2007.

On June 30, 2006, Dr. Pohlmann signed a separation agreement with us, and Dr. Pohlmann’s employment terminated December 31, 2006. Dr. Pohlmann’s termination was amicable and based on his successful management of the squeeze-out of Celanese AG minority shareholders and the elimination of his job responsibilities as our Chief Administrative Officer. He will be paid his base salary until December 31, 2007, his actual bonus for 2006 and his 2007 target bonus for year 2007, which equals 80% of his base salary.

The Compensation Committee reviewed and approved the terms of employment of each of the executive officers. Under the terms of the employment agreements, base salaries may be increased from time to time as determined by the Compensation Committee and will continue to be evaluated based upon our market performance, individual performance, and comparison to peer group salaries. After consideration of the total compensation for the named executive officers, the Compensation Committee decided not to increase 2007 base salaries.

Annual Performance Bonus Awards — The annual performance bonus targets are based upon our projected performance during the upcoming year as well as individual performance targets. Each executive has the opportunity to earn an annual performance bonus based primarily upon our financial performance and in addition, the achievement of certain personal and safety objectives.

The amount of the annual performance bonuses for Messrs. Weidman, Gallagher and Shaw and Drs. Pohlmann and Cole are based upon the achievement of performance targets established by the Compensation Committee, subject to the terms of each executive’s employment agreement; however, Dr. Pohlmann’s employment agreement was modified by the terms of his separation agreement, which provides that he will be paid his actual bonus for 2006 during the first quarter of 2007 and his target bonus for year 2007 at the target level of 80% of his base salary. Pursuant to the terms of their respective employment agreements, each named executive officer is eligible to receive an annual bonus award targeted at 80% of base salary, with a payout to range from 0%-200% of this target, based upon the achievement of Company performance targets established by the Compensation Committee and the achievement of personal objectives.

The annual bonus plan for 2006 is based upon our Company’s achievement of threshold, target or stretch target levels of EBITDA (as defined in our Credit Agreement, dated as of April 6, 2004, as amended and restated), working capital (Accounts Receivable + Inventory − Accounts Payable), and environmental, health and safety goals (“EHS”). No bonus will be paid unless we exceed the minimum threshold level of EBITDA. Individual bonuses are weighted, 60% based upon achieving EBITDA targets, 30% based upon achieving working capital targets and 10% based upon reaching EHS goals. With respect to Dr. Cole, who is responsible for the Ticona business unit, his EBITDA and working capital targets are weighted between Company (30%) and business unit (70%) performance, and his EHS goals are based on Company performance. The targets are based on our business plans and the forecasts we made to our investors at the beginning of 2006.

In 2006, the Company attained slightly less than the stretch target of $1,300 million for EBITDA. We attained a range from below threshold to stretch target levels for working capital for the four quarters of the year (the average for the four quarters was 25.18% of sales for Accounts Receivable + Inventory and 11.48% of sales for Accounts Payable). We attained slightly less than the stretch target of 0.50 for EHS OSHA Incident Rate and exceeded the stretch target of 0.08 for EHS Lost Time Injury Rate. Celanese uses U.S. Occupational Health and Safety Administration and Bureau of Labor Statistics (“BLS”) criteria globally to classify and track workplace injuries and illnesses. The Incident Rate represents the number of injuries and illnesses (that are defined by BLS as being serious enough to generally require medical treatment) per 100 full time workers and the Lost Time Injury Rate is the number of those cases that also involve days away from work, or days of restricted work activity, or both, per 100 full time workers.

In 2006, Ticona exceeded the stretch target of $270 million for EBITDA. Ticona attained a range from below threshold to target levels for working capital for the four quarters of the year (the average for the four quarters was 23.13% of sales for Accounts Receivable + Inventory and 11.48% of sales for Accounts Payable).

The Compensation Committee reviewed and approved the 2006 bonus amounts for executive officers, based upon 2006 Company and business unit results as compared to targets and, in certain cases, modifications for individual performance. In February 2007, the Compensation Committee awarded the following annual bonus amounts: Mr. Weidman $1,087,200; Mr. Gallagher $815,400; Dr. Cole $890,379; Dr. Pohlmann $785,200; and Mr. Shaw $625,140.

Executive Bonuses — In connection with our IPO, we entered into a bonus agreement with each of Mr. Weidman, Dr. Pohlmann and Dr. Cole, pursuant to which they were eligible to receive bonuses totaling approximately $12.8 million in the aggregate over a three year period. These bonuses were intended to compensate the executives for the loss of equity compensation previously provided by Celanese AG and for the achievement of certain cost reduction targets. Fifty percent of the bonuses vested and were paid upon the consummation of the IPO. Twenty-five percent vested at the end of 2005 and were paid during the first quarter of 2006, and the remaining twenty-five percent vested at the end of 2006 and were paid during the first quarter of 2007. In 2007, Mr. Weidman received $1,283,750; Dr. Pohlmann received $927,500; and Dr. Cole received $990,000. These amounts are reflected in the Summary Compensation Table.

Long-Term Deferred Compensation Plan — In December 2004, we adopted a deferred compensation plan for the named executive officers, as well as other executive officers. This plan is a non-equity long term incentive plan, providing performance-based compensation for the executive officers and other key employees. The plan was implemented during the period between the Blackstone acquisition of Celanese AG and our IPO. As a result of the Blackstone acquisition and subsequent IPO, executive officers of the formerly private company became executive officers of the public company. The Compensation Committee designed this plan to reward our senior management for our successful restructuring and IPO, to retain and compensate senior management for the loss of compensation programs previously provided by Celanese AG and to incentivize management to increase profitability and shareholder value.

The awards payable under this plan are payable in cash to approximately 22 of our senior executives in a potential maximum aggregate amount equal to $122 million exclusive of $19 million accrued and payable under the plan in 2007 due to accelerated vesting of certain plan participants. All awards under this plan were granted in 2005, and approximately $103.7 million of the awards were made to the named executive officers. The awards consist of three distinct types of awards:

•	Awards granted and fully earned at the time of grant in 2005;

•	Awards granted in 2005 that vest based on continued service and the performance criterion of an “Exit Event.” An “Exit Event” is generally defined as a sale by Blackstone of at least 90% of its equity interest in our Company measured as of the time the deferred plan was adopted (the Exit Event definition also contains a requirement that Blackstone receive a minimum internal rate of return as of the time of sale — this condition has already been satisfied and will not be further referred to). These awards, which will be referred to as service-based awards, are earned on the later of (i) specified dates from December 31, 2005 through March 31, 2009 and (ii) an Exit Event, subject to the requirement that the executive be continually employed until the later of such dates; and

•	Awards, referred to as performance-based awards, that were granted in 2005 but will be earned only upon the later of (i) achieving our specified annual performance targets on specified dates from December 31, 2005 through December 31, 2008 and (ii) an Exit Event, subject to the requirement that the executive be continually employed until the later of such dates.

In the case of certain terminations of employment, the individual deferral agreements do provide a limited exception to the requirement that the executive remain employed until the later of the scheduled vesting date or an Exit Event. See discussion below under “Potential Payments Upon Termination and Change in Control — Deferred Compensation Plan.”

The table below reflects the amounts payable to the named executive officers under the deferred compensation plan, including the initial payment in 2005 and the amounts payable if continued service criteria and performance targets are met, subject to the occurrence of an Exit Event.

	Summary of Deferred Accounts:
	Accounts Earned &	Time Based	Performance Based
Executive	Paid in 2005	Criteria	Criteria	Total

Mr. Weidman	$7,565,602	$17,240,996	$25,819,108	$50,625,706
Dr. Cole	$3,048,305	$6,946,680	$10,402,940	$20,397,925
Mr. Gallagher	$725,000	$4,000,000	$6,000,000	$10,725,000
Mr. Shaw	$290,000	$690,000	$1,020,000	$2,000,000
Dr. Pohlmann(1)	$2,987,338	$6,807,747	$10,194,884	$19,989,969

(1)	Under Dr. Pohlmann’s separation agreement, based on his service to us through December 31, 2006, Dr. Pohlmann was treated as earning $10,397,228 under this plan in 2006. All remaining awards granted to Dr. Pohlmann expired and were canceled without further consideration.

As noted, the first type of award was not subject to any future vesting restrictions or performance criteria. Approximately $14.6 million of such awards under this plan were paid to the named executive officers in 2005 and were used by the executive officers (i) to purchase our Common Stock (in some cases at a discounted purchase price of $7.20 per share, in some cases at the IPO price of $16 per share, and in the case of some purchases after the IPO, the then fair market value) and (ii) to pay taxes associated with these awards.

With respect to the awards under this plan that have not yet been earned, the following table shows the amount of the award that will be earned on the later of the occurrence of an Exit Event or the dates set forth below (subject to satisfaction of the performance-based criteria where noted), with slight rounding differences. The maximum amount earned and payable upon the occurrence of an Exit Event under the plan through December 31, 2006 would be approximately $75 million for all participants including the named executive officers. Awards that have been earned will be paid promptly after the date that an Exit Event occurs.

	December 31					March 31,	Total Potential
	2005	2006		2007	2008	2009	to be Earned(1)

Mr. Weidman:
Time Based Criteria	$4,051,634	$4,051,634		$4,051,634	$4,051,634	$1,034,460	$17,240,996
Performance-based criteria	9,114,145	9,114,145	(3)	4,554,163	3,046,655	—	25,819,108

							$43,060,104

Dr. Cole:
Time Based Criteria	$1,632,469	$1,632,469		$1,632,469	$1,632,469	$416,804	$6,946,680
Performance-based criteria	3,672,238	3,672,238	(3)	1,830,918	1,227,546	—	10,402,940

							$17,349,620

Mr. Gallagher:
Time Based Criteria	—(2)	$940,000		$940,000	$940,000	$1,180,000	$4,000,000
Performance-based criteria	900,000	2,118,000	(3)	2,100,000	882,000	—	6,000,000

							$10,000,000

Mr. Shaw:
Time Based Criteria	$162,150	$162,150		$162,150	$162,150	$41,400	$690,000
Performance-based criteria	360,060	360,060	(3)	179,520	120,360	—	1,020,000

							$1,710,000

(1)	The chart above provides the Tier I and Tier II performance targets for 2005-2009. If certain targets are not satisfied, the awards will be adjusted downward in accordance with each executive’s deferred compensation agreement.

(2)	Mr. Gallagher was paid $725,000 upon his employment in August 2005 under the deferred compensation plan in order to purchase shares of stock and to pay taxes associated with this award. No other accounts were subject to time-based criteria in 2005.

(3)	In 2006, the Tier II free cash flow target was not met and therefore the following amounts were awarded: of Mr. Weidman’s 2006 performance target amount, $7,612,991 was deemed achieved; of Dr. Cole’s 2006 performance target amount, $3,067,399 was deemed to be achieved; of Mr. Gallagher’s 2006 performance target amount, $1,769,153 was deemed to be achieved and of Mr. Shaw’s 2006 performance target amount, $300,756 was deemed to be achieved. However, the performance goals for Tier II performance targets have been met cumulatively for 2005 and 2006.

Under the deferred compensation plan, with respect to Messrs. Weidman and Shaw and Dr. Cole, if the fair market value of our Common Stock is less than $16 per share on any date on which an award has been fully earned and is subject to distribution, the value of each account will be reduced based on the decline in share value below $16. This provision was added to the deferral agreements for each executive to encourage the executives to strive to maintain shareholder value.

With respect to the time-based awards, the vesting percentages are 23.5% on each December 31 of 2005 through 2008, and 6% on March 31, 2009; provided that vesting is also contingent upon an Exit Event and the executive’s employment with the Company continuing through such vesting date. Mr. Gallagher’s vesting schedule differs due to his later employment: subject to the previously described contingencies, his vesting percentages are 23.5% on each December 31 of 2006 through 2008 and 29.5% on March 31, 2009.

For example, if an Exit Event were to occur during 2007, 47% of the time-based awards for each executive other than Gallagher would vest (23.5% because December 31, 2005 has occurred plus another 23.5% because December 31, 2006 has also occurred); for reporting purposes in our summary compensation table, these amounts would be deemed earned by such executive in 2007, based upon occurrence of the Exit Event. Thereafter, 53% of the time-based awards would remain eligible for vesting, subject only to the executive remaining employed through the subsequent vesting dates; however, because the performance criterion of an Exit Event would have been satisfied in 2007, and the only remaining criterion for these awards would be continued service, for reporting purposes in our summary compensation table the non-vested awards also would be deemed earned in 2007.

The performance-based awards are subject to not only the occurrence of an Exit Event, but also to additional specified financial performance goals. Assuming the performance goals are met, specified percentages of these awards vest on the later to occur of (i) each December 31 of 2005 through 2008 (varied percentages as set forth in the plan document) and (ii) an Exit Event.

Performance targets, including EBITDA and free cash flow targets for 2005-2009 were determined for both the deferred compensation plan and stock incentive plan at the time of our IPO. With respect to the awards that require the achievement of specified Company performance targets and the occurrence of an Exit Event, there are two performance targets, EBITDA and free cash flow, with two levels of target achievement, Tier I and Tier II. With respect to any given performance year the target amounts are allocated to Tier I and Tier II EBITDA at 33.5% respectively, and Tier I and Tier II free cash flow at 16.5% respectively.

The following table describes the adjusted performance targets for 2005 and 2006. The actual results for EBITDA are calculated in accordance with the definition of EBITDA in our Credit Agreement dated as of April 6, 2004 as amended and restated, except there shall be no inclusion of any favorable reserve reversals or any extraordinary or non-recurring gains unless the reserve or gain is adjusting an expense that occurred and impacted Adjusted EBITDA during 2004-2008. Actual results for free cash flow are calculated using EBITDA, as defined above, less capital expenditures (as defined under GAAP), plus or minus changes in trade working capital, minus cash outflows from special charges and restructuring costs (not included in special charges or included in purchase accounting) plus cash recoveries associated with expenses recognized after January 1, 2005, in each case without duplication.

(Performance targets in $ millions)

	2005			2006			Cumulative
		Target	Stretch		Target	Stretch	Performance Results
	Actual	Tier I	Tier II	Actual	Tier I	Tier II	for 2005 and 2006

Adjusted EBITDA	1,146	944	979	1,300	1,121	1,221	2,446
Total Free Cash Flow	813	558	640	910	806	964	1,723

In accordance with the terms of the deferred compensation plan and stock incentive plan, the EBITDA and free cash flow targets are adjusted annually, based upon Company acquisitions and divestitures, in addition to business changes and other appropriate circumstances. For 2005 and 2006, the adjustments included the Vinamul and Acetex acquisitions. We have attained each of the EBITDA and free cash flow performance targets beyond the Tier II levels set for December 31, 2005. We achieved Tier I free cash flow targets for 2006, but did not attain Tier II targets in free cash flow; we achieved Tier II EBITDA target for 2006. However, based upon cumulative results for 2005 and 2006, we achieved Tier II targets for free cash flow for 2005 and 2006.

Notwithstanding the annual performance targets as described above, performance targets for each performance condition date (each December 31 of 2005 — 2008) will be deemed to have been achieved if, on December 31, 2008, the cumulative performance targets for all performance condition dates have been achieved through December 31, 2008. The same cumulative treatment will be applied for each year prior to an Exit Event. Additionally, all performance criteria will be deemed to have been achieved and payments will be due for these awards in the event of a change of control where Blackstone receives $54.45 in connection with such change of control as discussed under “Potential Payments Upon Termination or Change of Control” below.

In furtherance of our desire to strengthen the retentive effect of our long-term compensation, our Compensation Committee and Board of Directors approved a new program in March 2007. Under this new program, participants in the deferred compensation plan would be provided with an election to relinquish their 2007-2009 potential payouts (see the table on page 27) and to substitute a deferred compensation award in an amount equal to 90 percent of the maximum potential payout. The new award would generally vest at the end of 2010 based solely on continued employment and would be adjusted periodically to reflect the performance of certain notional investment options that would be made available. An electing participant would also receive an award of performance-based restricted stock units with an initial target value equal to 25 percent of the new deferred compensation award; this award would generally vest based upon the “Total Shareholder Return” of the Company over the period April 1, 2007 through December 31, 2010, compared to that of a peer group of companies. In addition, the post-employment period during which an electing participant can exercise outstanding stock options would be extended under certain circumstances. As of the date of this Proxy Statement, the new program is in the process of being implemented.

Stock Ownership — We believe that to the extent that our executive officers hold significant ownership in the Company, their interests will remain aligned with those of our stockholders, and they will be appropriately motivated to enhance the Company’s performance and value. As stated above, approximately $14.6 million of our deferred compensation plan were paid to the named executive officers in 2005 and were used by the executive officers (i) to purchase our Common Stock (in some cases at a discounted purchase price of $7.20 per share, in some cases at the IPO price of $16 per share, and in some cases at fair market value) and (ii) to pay taxes associated with these awards. In connection with those shares purchased at the time of the IPO, we entered into an employee stockholder agreement with our named executive officers, as described below.

Limitation on Transfer of Shares — In connection with the shares purchased by certain of the named executive officers, key employees and Directors in office at the time of the IPO, or in connection with post-IPO employment, we entered into a stockholders agreement with such officers, key employees and Directors. Among other things, this agreement restricts the transfer by these stockholders of their shares until July 21, 2007, subject to certain exceptions including the (i) the occurrence of a change of control (as defined in the deferred compensation plan) or (ii), in the case of Messrs. Gallagher and Shaw, termination of employment without cause, for good reason, or on account of death or disability. The limitation on transfer for Dr. Pohlmann was lifted when his employment terminated on December 31, 2006 in regard to the 148,077 shares Dr. Pohlmann purchased in January 2005. In addition to the required purchase of shares under our deferred compensation plan by our named executive officers, we have adopted the 2004 Stock Incentive Plan to encourage additional share ownership as described below.

2004 Stock Incentive Plan — In December 2004, we adopted a stock incentive plan for the named executive officers, as well as other executive officers. The plan was implemented during the period between the Blackstone acquisition of Celanese AG and our IPO. As a result of the Blackstone acquisition and subsequent IPO, executive officers of the formerly private company became executive officers of the public company. The Compensation Committee designed this plan to reward our senior management for our successful restructuring and IPO, to retain and compensate senior management for the loss of compensation programs previously provided by Celanese AG, and to incentivize management to increase profitability and shareholder value. The Compensation Committee has not adopted a stock ownership policy for senior management.

The stock plan was adopted by the majority shareholders (affiliates of Blackstone) prior to our IPO and options were granted to David N. Weidman, Andreas Pohlmann and Lyndon E. Cole at the time of the IPO. Options were granted to Curtis S. Shaw in April 2005 and to John J. Gallagher III in August 2005 when they were hired, and to Mr. Shaw in October 2005 when Mr. Shaw became general counsel to the entire Company. No additional option grants have been made to the named executive officers. The Compensation Committee has delegated authority to the CEO and the Senior Vice President of Human Resources to offer option awards under the 2004 stock plan to new hires, promoted employees and new Directors up to a maximum of 75,000 options per individual award. Such offers are subject to the approval of the Compensation Committee after the individuals are hired or appointed, at the next regularly scheduled Compensation Committee meeting. The awards are not effective until approval is given. The exercise price for the option grant is set based on the average of the high and low trading price of our shares on the date that the Compensation Committee approves the grant. Other than as discussed above, no formal policy has been adopted by the Compensation Committee in regard to regularly scheduled grants of options.

Originally, we reserved 16,250,000 shares of our Common Stock for issuance under the stock plan. In connection with our IPO in January 2005, we granted 11,252,972 options to purchase shares of our Common Stock to executive officers, key employees, Directors and Blackstone IV with an exercise price of $16 per share. All options that have not fully vested remain subject to termination and change of control provisions as discussed more fully in “Potential Payment(s) upon Termination or Change of Control” below.

The option grants are for ten-year periods and consist of both time and performance-based options. In general, the time-based options vest with respect to 20% of such options each year over an approximately five year period, subject to the participant’s continued employment with us. In general, performance-based options, to the extent not previously cancelled or expired, will become fully vested and exercisable with respect to 100% of the options on the eighth anniversary date of the grant. However, each performance option will vest and become exercisable on an accelerated basis for each participant upon the achievement of annual performance targets.

	# of Options Awards
						Vested Awards
				Performance Based	Total Option	as of
Executive	Date of Grant	Exercise Price	Time-Based Awards	Awards	Awards	12/31/2006

Mr. Weidman	1/21/2005	$16.00	1,259,633	1,889,442	3,149,075	2,015,408
Dr. Cole	1/21/2005	$16.00	492,440	738,660	1,231,100	787,906
Dr. Pohlmann(1)	1/21/2005	$16.00	405,541	608,306	1,013,847	679,277
Mr. Gallagher	8/31/2005	$18.30	292,000	438,000	730,000	292,000
Mr. Shaw(2)	4/18/2005	$15.16	74,000	111,000	185,000	90,650
	10/10/2005	$16.825	126,000	189,000	315,000	154,350

(1)	Under the separation agreement Dr. Pohlmann entered into with us in June 2006, Dr. Pohlmann will be treated as though his employment terminated as of December 31, 2006 and 679,277 options will be deemed to be vested on December 31, 2006, while all of his stock options scheduled to vest in 2007 and beyond will be forfeited. As of the filing date of this Proxy Statement, Dr. Pohlmann has exercised all of his vested options.

(2)	Upon his appointment as General Counsel of Celanese Corporation in October 2005, Mr. Shaw was granted 126,000 time-based options and 189,000 performance-based options, exercisable at the fair market value, calculated as the average of the high and low stock price on the date of the grant which was $16.825 per share.

The following table shows the percentage of the time-based and performance-based option awards that will have vested in each case if the executive is still employed by us and Company performance targets are met.

	December 31,
	Awards	1/21/2005	2005	2006	2007	2008	3/31/2009

Mr. Weidman:
Time-based criteria	1,259,633	15%	20%	20%	20%	20%	5%
Performance-based criteria	1,889,442	15%	30%	30%	15%	10%

Total	3,149,075

Dr. Cole:
Time-based criteria	492,440	15%	20%	20%	20%	20%	5%
Performance-based criteria	738,660	15%	30%	30%	15%	10%

Total	1,231,100

Mr. Gallagher:
Time-based criteria	292,000		20%	20%	20%	20%	20%
Performance-based criteria	438,000		15%	30%	30%	25%

Total	730,000

Mr. Shaw:
Time-based criteria	200,000		20%	20%	20%	20%	20%
Performance-based criteria	300,000		30%	30%	15%	25%

Total	500,000

In 2006, we granted 1,771,500 options to purchase shares of our Common Stock to our employees and new Directors, but no options were granted to our named executive officers. As of March 1, 2007 there are 1,958,694 shares available for grants under this stock option plan, which amount includes options previously granted and subsequently forfeited by terminated executives and other employees.

The targets for the performance-based options are the same performance targets as those used for the “Long-Term Deferred Compensation Plan” described above, and, as noted in the discussion of the performance targets in the deferred compensation section above, notwithstanding the annual performance targets, performance targets for each vesting date (each December 31 of 2005 — 2008) will be deemed to have been achieved if, on December 31, 2008, the cumulative performance targets through all of the vesting dates have been achieved through December 31, 2008. The same cumulative treatment will be applied for each year prior to an Exit Event.

The named executive officers may exercise all or any part of the vested portion of the option prior to the expiration date of the grant. However, the transfer of the shares are restricted as set forth in the stockholders agreements described in “Compensation Discussion and Analysis — Elements of Compensation for the CEO and Senior Management — Stock Ownership — Limitation on Transfer of Shares.” Further, if the executive’s employment is terminated by us without cause, by the executive with good reason, or due to death or disability or retirement: (i) the executive may exercise the vested portion of the time-based option for a period ending on the earlier of one year following the date of such termination and the expiration date; and (ii) the executive may exercise the vested portion of the performance-based option for a period ending on the later of one year following the date of such termination and 90 days following the date the total vested portion is determined, provided the option cannot be exercised after its expiration date. If the executive terminates without good reason, the executive may exercise the vested portion of the option for a period ending on the earlier of 90 days following the date of such termination and the expiration date. If the termination is by us for cause, then all options to the extent not vested and exercisable immediately terminate and cease to be exercisable.

Benefits — The health, dental and insurance benefits for executive employees are comparable with those provided by other large chemical companies and are generally the same healthcare and benefits available to our other employees. In addition, we provide retirement benefits through several different plans, which will be described below. We believe all of these plans have proven useful for recruiting and retention purposes.

Celanese Americas Retirement Savings Plan — The Celanese Americas Retirement Savings Plan (“CARSP”) is a tax-qualified defined contribution plan sponsored by Celanese Americas Corporation, a wholly owned subsidiary of the Company. The Plan covers substantially all employees of the Company, its U.S. subsidiaries and certain affiliates. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). It allows salary reduction contributions and matches these contributions 100% up to the first 5%. Pursuant to Code rules, in 2006 only compensation up to $220,000 could be taken into account. Messrs. Weidman, Gallagher, and Shaw participate in the plan.

Celanese Americas Supplemental Retirement Savings Plan — This is an unfunded, nonqualified plan that is available only to persons employed by Celanese prior to January 1, 2001. If a participant has received a maximum Company contribution to the CARSP, he or she is entitled to an allocation under this plan equal to 5% of his or her salary in excess of the compensation limits under the CARSP. The amount contributed to the plan on behalf of a participant is credited with earnings based on the earnings rate of the Stable Value Fund (a fund primarily invested in debt instruments), which is a fund maintained for investments under the CARSP. The average annualized rate of return for 2006 was 5%. Distributions under this plan are in the form of a lump sum payment which is paid as soon as administratively practicable after termination of employment.

Mr. Weidman is the only named executive officer eligible to participate in the plan. Details regarding Mr. Weidman’s balance can be found in the Nonqualified Deferred Compensation Table.

Celanese Americas Retirement Pension Plan — The Celanese Americas Retirement Pension Plan (“CARPP”) is a tax-qualified defined benefit pension plan sponsored by Celanese Americas Corporation, a wholly owned subsidiary of the Company. The Plan covers substantially all employees of the Company, its U.S. subsidiaries and certain affiliates. The plan is subject to the provisions of ERISA. Messrs. Weidman, Gallagher, and Shaw participate in the plan.

Non-union employees hired before January 1, 2001, with five or more years of service, as defined in the plan, are entitled to annual pension benefits beginning at normal retirement age (65) equal to the greater of (a) 1.33% of the employee’s final average earnings — salary and bonus — multiplied by the employee’s years of credited service, or (b) 1.67% of the employee’s final average earnings — salary and bonus — multiplied by the employee’s years of credited service minus 50% of the employee’s Social Security benefit multiplied by a fraction, the numerator of which is the employee’s years of credited service (to a maximum of 35 years) and the denominator of which is 35. The plan permits early retirement at ages 55-64. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity, a life annuity, or a certain and life annuity. Employees vest in their benefit after completing five years of service with the Company, as defined in the plan. Employees who terminate before becoming vested forfeit their benefits. If a married employee dies after being fully vested in the plan, a death benefit will be payable to the surviving spouse. This plan formula applies to Mr. Weidman.

Effective January 1, 2001, the plan began providing benefits for new employees, as defined by the plan, hired after December 31, 2000, based upon a different benefit formula — (“Cash Balance Plan”). The Cash Balance Plan provides that for each plan year that employees work as defined, the Company credits 5% of the employee’s annual pensionable earnings (up to IRS limits) to a hypothetical plan account that has been established for each employee, and credits that account with interest. For a given year, the plan’s interest rate is the annual rate of interest on 30-year United States Treasury Securities for the August before the first day of that year. Employees vest in their accrued benefit after completing five years of service with the Company, as defined in the plan. If employees are vested when they leave the Company, they have the option to take their account balance with them, either in a lump-sum payment or as an annuity. Employees also have the choice to leave their account balance in the plan until the normal retirement age of 65. The amount of benefit depends on the employee’s pay, plan years worked and any interest earned on the Company contributions. Once vested, survivor benefits are applicable to married participants. Mr. Gallagher and Mr. Shaw are eligible for the Cash Balance Plan benefit.

Under the CARPP, if an employee’s employment with the Company is terminated as a result of a corporate reorganization, layoff or corporate restructuring including divestiture, that employee will receive an additional year of vesting service under the CARPP. For further information concerning the plan, see the Pension Benefits Table.

Celanese AG Board Pension Plan and Mr. Weidman’s Benefit under the Celanese Americas Management Supplemental Pension Plan — Drs. Cole and Pohlmann participate in the Celanese AG Board Pension Plan (“CABPP”). Pursuant to the terms of Mr. Weidman’s employment arrangements with us, we agreed to provide him a pension benefit as if he continued participation in the CABPP. Mr. Weidman’s benefit is provided through the Celanese Americas Management Supplemental Pension Plan (“CAMSPP”). The following description applies to benefits under both plans.

The promised pension benefit becomes fully vested once the participant attains five years of Company service and is paid after the participant leaves the Company and reaches the age of 60. The amount of the pension is calculated as the product of 1.8% times the number of qualifying years of service, and the pensionable income. In this calculation the number of qualifying years of service is limited to 30. Consequently, the maximum figure is 54% of the pensionable income. Qualifying years of service are all complete years of service spent in Celanese Corporation and its subsidiaries and in Hoechst Aktiengesellschaft and its subsidiaries.

The pensionable income is calculated as the sum of the average basic annual salary of the last three calendar years prior to retirement and the average annual bonus of the last three calendar years prior to retirement insofar as these are earned during qualifying years of service. The following are generally offset against this pension: (i) payments under all other qualified and non-qualified plans paid by the Company and its affiliates (excluding payments attributable to employee contributions) and (ii) social security pension benefits acquired during qualifying years of service at a rate of 50%.

In the event of an early disability, the pension benefit is paid for the duration of the disability. In determining the amount of the disability pension, qualifying years of service until age 60 are added to the qualifying years of service earned to date. The pension is not reduced on account of the early commencement of benefits. From the age of 60 onwards, the payment is continued at the same level as an old-age pension in case the disability persists. All other Celanese-financed benefits, if any, are offset against the disability pension.

In the event of death, the pension is to be paid to the spouse and unmarried children entitled to maintenance. The spouse’s benefit is 60% of the pension otherwise payable to the participant and continues until remarriage. An additional benefit of up to 20% of the pension otherwise payable is also payable with respect to children of the participant, which additional pension terminates when the children attain age 21 (or up until age 27 if they are undergoing education). These pension benefits are not reduced on account of early commencement of the pension. All other Celanese-financed benefits, if any, are offset against the survivors’ pension.

The pension benefit is adjusted annually, the adjustment being based on the cost-of-living index in the country from which the pension payment is made.

A vested right to a pension is granted in the case of premature termination of employment according to German law, but for no longer than 10 countable service years.

Generally, if the executive’s employment is terminated prior to his having reached age 60 and without due cause for immediate dismissal, or if there has been no agreement to extend the terms of employment, the pension benefit becomes payable upon reaching age 55 instead of 60. The pension benefit, however, will be reduced linearly by 0.5% for each month between the date of commencement of the pension benefit and that date on which the executive would have attained 60 or the date on which the requirements of the “85-points-rule” are met (this rule is met when the participant attains the age of 55 and his age plus the number of years of service totals at least 85).

Perquisites — We offer a minimal amount of perquisites to our executive officers. Each of Mr. Weidman, Dr. Pohlmann and Dr. Cole received payment of a car lease. Mr. Weidman’s car lease expired in August of 2006 and Dr. Pohlmann’s car lease expired in September 2005. Dr. Cole’s car lease will end in June 2007.

Report of the Compensation Committee

The Compensation Committee has discussed the Compensation Discussion and Analysis (CD&A) with management and, based upon its review, the committee recommends that the CD&A be included in the Company’s Annual Report and Proxy Statement filings for 2007.

This report was submitted by the Compensation Committee,

Chinh E. Chu, Chairman
David F. Hoffmeister
John K. Wulff

2006 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

										Change in
										Pension Value
										and
										Nonqualified
								Non-Equity		Deferred		All
					Stock	Option		Incentive Plan		Compensation		Other
		Salary	Bonus		Awards	Awards		Compensation		Earnings		Compensation
	Year	($)	($)		($)	($)		($)		($)		($)		Total ($)
Name and Principal Position (a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)		(i)		(j)

David N. Weidman	2006	$900,000	$1,283,750	(1)	$0	$5,141,934	(2)	$1,087,200	(3)	$460,192	(4)	$70,401	(5)	$8,943,477
Chief Executive Officer
John J. Gallagher III	2006	$675,000	$0		$0	$1,726,347	(2)	$815,400	(3)	$9,118	(4)	$83,995	(6)	$3,309,860
Chief Financial Officer
Lyndon E. Cole	2006	$735,000	$990,000	(1)	$0	$2,010,196	(2)	$890,379	(3)	$347,285	(4)	$20,180	(7)	$4,993,040
Executive Vice President
Andreas Pohlmann	2006	$650,000	$927,500	(1)	$0	$1,905,517	(2)	$785,200	(3)	$689,031	(4)	$10,723,082	(8)	$15,680,330
Chief Administrative Officer
Curtis S. Shaw	2006	$575,000	$0		$0	$976,532	(2)	$625,140	(3)	$10,715	(4)	$21,900	(9)	$2,209,287
General Counsel

(1)	These amounts are payable pursuant to Bonus Letter Agreements dated February 23, 2005 for bonus awards granted at the time of the Company’s IPO, which were intended to compensate the executives for the loss of equity compensation at CAG. Fifty percent of the bonuses vested and were paid upon the consummation of the IPO; twenty-five percent were paid during the first quarter of 2006, and the remaining twenty-five percent were paid during the first quarter of 2007.

(2)	The amounts are those expensed for financial statement reporting purposes for the fiscal year 2006, in accordance with FAS 123(R) for awards pursuant to the stock plan and include amounts granted prior to 2006. Assumptions used to calculate this amount are included in footnote 22 of the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Form 10-K filed with the Securities and Exchange Commission on February 21, 2007.

(3)	These amounts are the annual bonuses reviewed and approved by the Compensation Committee based upon the achievement of Company performance targets established during the first quarter of 2006 and, in certain cases, personal performance, paid during the first quarter of 2007.

(4)	The aggregate increase in actuarial present value from December 31, 2005 to December 31, 2006 is due to the combined effects of additional service, change in earnings, interest rate changes and the shortening of the discount period, as applicable. No portion of these amounts is attributable to nonqualified deferred compensation earnings. For Dr. Pohlmann, valued at €263,055 and for Dr. Cole, valued at €521,914 which reflect a Euro to Dollar exchange ratio of 1.3202 on December 31, 2006.

(5)	Includes $34,500 in Celanese Supplemental Retirement Savings Plan contributions by us, $11,000 in 401(k) match by us, payment of life insurance premium of $2,700, payment of long-term disability premium of $13,201, payment of excess personal liability insurance premium of $1,500 and $7,500 for an automobile lease.

(6)	Includes $40,840 in relocation expenses and $19,679 in tax gross-up on relocation expense reimbursement, $11,000 in 401(k) match by us, payment of life insurance premium of $2,025, payment of long-term disability premium of $7,675, payment of excess personal liability insurance premium of $1,500 and $1,276 in non-income relocation expenses.

(7)	Includes payment of Dr. Cole’s car lease in the amount of $18,680 and payment of excess personal liability insurance premium of $1,500.

(8)	Includes $10,397,228 in accrued amounts for 2005 and 2006 to which Dr. Pohlmann is entitled under the Deferred Compensation Plan that is payable in connection with the termination of his employment; $207,757 in home sale expenses related to Dr. Pohlmann’s repatriation to Germany to which Dr. Pohlmann is entitled under a Letter of Understanding dated October 27, 2004 that is payable in connection with the termination of his employment; $24,106 in ancillary repatriation expenses; $808 in repatriation related tax gross-up; $57,100 in relocation expenses; $30,746 in tax gross-ups for relocation expenses; payment of long-term disability premium of $3,837; and payment of excess personal liability insurance premium of $1,500.

(9)	Includes $11,000 in 401(k) match by us, payment of life insurance premium of $1,725, payment of long-term disability premium of $7,675 and payment of excess personal liability insurance premium of $1,500.

The salary, performance bonus amounts (Non-Equity Incentive Plan Compensation) and post-termination payments are provided for in employment agreements we entered into with the named executive officers. Bonus awards are generally described in “Compensation Discussion and Analysis — Elements of Compensation for the CEO and Senior Management — Executive Bonuses.” We entered into employment agreements with Mr. Weidman, Dr. Pohlmann and Dr. Cole in February 2005. The employment agreements with Mr. Weidman and Dr. Cole, with terms agreed to prior to the IPO, each expire on December 31, 2007. On June 30, 2006, Dr. Pohlmann signed a separation agreement with us, and Dr. Pohlmann’s employment terminated December 31, 2006. Dr. Pohlmann’s termination was amicable and based on his successful management of the squeeze-out of CAG minority shareholders and the elimination of his job responsibilities as our Chief Administrative Officer. In April 2005, the Company entered into an employment agreement with Mr. Shaw, which agreement provides that it may be terminable at will. In August 2005, we entered into an employment agreement with Mr. Gallagher, which expires on December 31, 2007. Under the terms of the employment agreements of Mr. Weidman, Dr. Cole and Mr. Gallagher, unless agreed to in writing, continuation of the executive’s employment with us beyond the expiration of the agreement will be deemed an employment at-will and will not extend any provisions of their employment agreements (with the exception of non-competition, confidentiality and specific performance covenants) or the executive’s employment with us. Please see “Compensation Discussion and Analysis — Potential Payments Upon Termination and Change of Control — Employment Agreements.” In 2005, option awards were granted to the named executive officers and are generally described in “Compensation Discussion and Analysis — 2004 Stock Incentive Plan.” No option grants were made to the named executive officers during 2006.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

David N. Weidman	N/A	$0	$720,000	$1,440,000
John J. Gallagher III	N/A	$0	$540,000	$1,080,000
Lyndon E. Cole	N/A	$0	$588,000	$1,176,000
Andreas Pohlmann	N/A	$0	$520,000	$1,040,000
Curtis S. Shaw	N/A	$0	$460,000	$920,000

(1)	The Compensation Committee reviewed and approved the 2006 bonus amounts for executive officers, based upon 2006 Company and business unit results as compared to targets and, in certain cases, modifications for individual performance.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Equity	Equity Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market
	Number		Equity Incentive					Market	Number	or Payout
	of	Number of	Plan Awards:				Number of	Value of	of Unearned	Value of
	Securities	Securities	Number				Shares or	Shares or	Shares,	Unearned
	Underlying	Underlying	of Securities				Units of	Units of	Units or	Shares,
	Unexercised	Unexercised	Underlying		Option		Stock That	Stock That	Other Rights	Units or Other
	Options	Options	Unexercised		Exercise	Option	Have Not	Have Not	That Have	Rights That Have
	(#)	(#)	Unearned Options		Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)		($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)

David N. Weidman	2,015,408	—	1,133,667	(1)	16.00	1/21/2015	—	—	—	—
John J. Gallagher III	292,000	—	438,000	(2)	18.63	8/31/2015	—	—	—	—
Lyndon E. Cole	787,906	—	443,194	(1)	16.00	1/21/2015	—	—	—	—
Andreas Pohlmann	679,277	—	—	(3)	16.00	1/21/2015	—	—	—	—
Curtis S. Shaw	90,650	—	94,350	(2)	15.16	1/21/2015	—	—	—	—
	154,350	—	160,650	(2)	16.83	10/10/2015	—	—	—	—

(1)	40% of options vest over time and 60% of options vest upon our achievement of performance targets. Time options for Mr. Weidman and Dr. Cole vested 15% on January 21, 2005, 20% vested on each of December 31, 2005 and December 31, 2006, and 20% will vest on December 31, 2007, December 31, 2008 and with respect to 5% on March 31, 2009. Performance options vested with respect to 15% on January 21, 2005 and 30% on December 31, 2005 and 25% on December 31, 2006, with the remaining options to vest 100% on the eighth anniversary date of the grant in 2013. However, the vesting of performance options will accelerate to the extent annual performance targets are met, with respect to 15% on December 31, 2007 and 10% on December 31, 2008. Vesting of performance options may also accelerate upon the occurrence of certain change of control events. In 2006, the Tier II free cash flow performance target was not met and the amounts shown in the table above have been adjusted accordingly. However, the performance goals for Tier II performance targets have been met cumulatively for 2005 and 2006.

(2)	40% of options vest over time and 60% of options vest upon our achievement of performance targets. Time options for Mr. Shaw and Mr. Gallagher vested with respect to 20% on December 31, 2005, 20% on December 31, 2006, and the remaining options will vest, 20% on each of December 31, 2007, December 31, 2008 and March 31, 2009. Performance options for Mr. Shaw vested with respect to 30% on December 31, 2005 and 25% on December 31, 2006, and will vest 100% on the eighth anniversary date of the grant in 2013. However, the vesting of performance options will accelerate to the extent annual performance targets are met, with respect to 15% on December 31, 2007 and 25% on December 31, 2008. Performance options for Mr. Gallagher vested with respect to 15% on December 31, 2005, 30% on December 31, 2006, with the remaining options to vest 100% on the eighth anniversary date of the grant in 2013. However, the vesting of performance options will accelerate to the extent annual performance targets are met, with respect to 30% on December 31, 2007 and 25% on December 31, 2008. In 2006, the Tier II free cash flow performance target was not met and the amounts shown in the table above have been adjusted accordingly. However, the performance goals for Tier II performance targets have been met cumulatively for 2005 and 2006.

(3)	Under the agreement Dr. Pohlmann entered into with us in June 2006, Dr. Pohlmann will be treated as though his employment terminated as of December 31, 2006 and 679,277 options were deemed vested on December 31, 2006, while all of his stock options scheduled to vest in 2007 and beyond were forfeited. As of the filing date of this Proxy Statement, Dr. Pohlmann has exercised all of his vested options.

Pension Benefits Table

The following table shows the estimated present value of the accumulated benefit based on pay and service as of December 31, 2006 payable under three pension benefit plans, the Celanese Americas Retirement Pension Plan (“CARPP”), the Celanese Americas Management Supplemental Pension Plan (“CAMSPP”), and the Celanese AG Board Pension Plan (“CABPP”). For descriptions of the terms of these plans, see “Compensation Discussion and Analysis — Benefits.”

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last Fiscal
		Service	Benefit		Year
Name	Plan Name	(#)	($)		($)
(a)	(b)	(c)	(d)		(e)

David N. Weidman	Celanese Americas Retirement Pension Plan	6.0000	$149,448	(4)	$0
	Celanese Americas Management Supplemental Pension Plan	6.0000	$1,248,395	(4)	$0
John J. Gallagher III	Celanese Americas Retirement	1.3333	$18,264	(5)	$0
	Pension Plan
Lyndon E. Cole	Celanese AG Board Pension Plan	3.0000	$1,009,872	(1)(4)	$0
Andreas Pohlmann(3)	Celanese AG Board Pension Plan	17.0000	$4,907,836	(2)(4)	$0
Curtis S. Shaw	Celanese Americas Retirement Pension Plan	1.6667	$20,728	(5)	$0

(1)	Valued at €764,938 under the plan and reflects a Euro to Dollar exchange ratio of 1.3202 on December 31, 2006.

(2)	Valued at €3,717,494 under the plan and reflects a Euro to Dollar exchange ratio of 1.3202 on December 31, 2006.

(3)	Under Dr. Pohlmann’s separation agreement, he will be considered to have worked through December 31, 2007 for the purpose of pension benefits. Please see “Potential Payments Upon Termination and Change of Control — Andreas Pohlmann” for the amounts to which Dr. Pohlmann is entitled.

(4)	The present values are based on an annual pension benefit prior to offsets of $221,044 under both plans for Mr. Weidman, $69,981 for Dr. Cole and $418,380 for Dr. Pohlmann.

(5)	The present values for Mr. Gallagher and Mr. Shaw are based on a cash balance account balance of $21,968. Mr. Gallagher and Mr. Shaw are not yet vested in their benefit under these plans.

The present value is the amount needed today that, with interest, would provide the employees’ future retirement benefit. Assumptions used to determine the present value of benefits under the CAMSPP and for benefits earned for employees hired prior to January 1, 2001 in the CARPP are based on a 5.875% discount rate and mortality from the 1994 Group Annuity Mortality Table. Benefits earned for employees hired on or after January 1, 2001 in the CARPP are based on an assumed future interest crediting rate of 5.00% to age 65 and an interest only discount rate of 5.875%. Retirement in the CAMSPP is assumed to occur at age 60 and at age 65 in the CARPP. Assumptions used to determine the present value of benefits under the CABPP are based on a 4.625% discount rate and mortality from the Heubeck Richttafeln mortality table.

Nonqualified Deferred Compensation Table

The following table contains certain information concerning Mr. Weidman’s benefit under the Celanese Americas Supplemental Retirement Savings Plan (the “CASRSP”), an unfunded defined contribution plan. For a description of the plan, see “Compensation Discussion and Analysis — Benefits.”

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(1)	(e)	(f)(2)

David N. Weidman	$0	$34,500	$6,042	$0	$129,196

(1)	The amount reported in column (c) is also reported in the 2006 Summary Compensation Table. The amount reported in column (d) has not been reported in the 2006 or prior Summary Compensation Tables.

(2)	With respect to the amount in column (f), $34,500 has been reported in the Summary Compensation Table for 2006.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE OF CONTROL

The private equity investment model of our majority shareholders (affiliates of Blackstone) at the time of the IPO contemplated the eventual sale of all or substantially all of its ownership interest in us. The particular events that trigger payments to our named executive officers are generally defined in the executives’ employment agreements, their deferred compensation agreements or stock option agreements. The Compensation Committee believed that change of control payments were a necessary component of these agreements because of the greater risk of a change of control that our executives were exposed to because of the private equity ownership and the possibility that the sale of our majority shareholder’s interest might result in a change of control. These terms were determined by the majority shareholders prior to the time we became a publicly traded company and were intended to ensure that we would have the continued focus and commitment of the executive officers during our restructuring between the Blackstone acquisition of CAG and the IPO, and the ultimate exit of the majority shareholders. Following the parameters of this model, we entered into several agreements with our named executive officers containing termination and change of control provisions, including employment agreements, deferred compensation agreements and stock options agreements.

Employment Agreements

Under the terms of their respective employment agreements, each of Mr. Weidman, Mr. Gallagher, Dr. Cole and Mr. Shaw may be entitled to receive severance benefits after termination of his employment depending on the circumstances under which his employment terminates. Dr. Pohlmann is receiving severance benefits under the separation agreement that he entered into with us in June 2006.

We entered into employment agreements with Mr. Weidman, Dr. Pohlmann and Dr. Cole in February 2005, each of which expires on December 31, 2007, with terms agreed to prior to the IPO. In April 2005, the Company entered into an employment agreement with Mr. Shaw, which agreement provides that it may be terminable at will. In August 2005, we entered into an employment agreement with Mr. Gallagher, which expires on December 31, 2007. Under the terms of the employment agreements of Mr. Weidman, Dr. Cole and Mr. Gallagher, unless agreed to in writing, continuation of the executive’s employment with us beyond the expiration of the agreement will be deemed an employment at-will and will not extend any provisions of their employment agreements (with the exception of non-competition, confidentiality and specific performance covenants) or the executive’s employment with us.

For purposes of each executive officer’s employment agreements:

“Cause” generally means the executive’s willful failure to perform his duties under his employment agreement (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by us to the executive of such failure, the conviction of, or plea of nolo contendere to, a felony or any similar criminal act in a jurisdiction outside the United States or crime involving moral turpitude, the executive’s willful malfeasance or willful misconduct which is demonstrably injurious to us, any act of fraud by the executive or breach by the executive of non-compete and confidentiality provisions of the agreement.

“Good reason” generally means any reduction in the executive’s base salary or annual bonus opportunity or any substantial diminution of the executive’s position or duties, adverse change in reporting lines or assignment of duties materially inconsistent with the executive’s position (other than in connection with an increase in responsibility or a promotion), provided that we fail to cure these events within thirty days after receipt from executive of notice of the events which constitute good reason.

If Mr. Gallagher’s employment agreement expires at the end of the term, this will be considered a non-renewal of the agreement, which will be treated as a termination without cause, except if (1) there is cause or (2) Mr. Gallagher rejects an offer of continued employment on terms and conditions not materially less advantageous than those in effect immediately prior to the non-renewal.

If we move our executive offices outside of the Dallas-Fort Worth metropolitan area and such relocation requires Mr. Shaw or Mr. Gallagher to relocate as well and either executive chooses not to relocate, such event will constitute good reason under their respective employment agreements. Also, under Dr. Cole’s employment agreement, a sale of or a change of control of our Technical Polymers Ticona business, as discussed below, will constitute good reason.

Payments upon Termination — If the employment of Mr. Weidman, Dr. Cole or Mr. Gallagher is terminated by us without cause or by the executive for good reason, subject to the executive’s continued compliance with non-competition and confidentiality terms of his employment agreement, the terminated executive will be entitled to continued payment of base salary for twelve months following the date of such termination, payment of his target annual bonus for the year of termination, payable over the twelve month period after the date of termination, and other welfare benefits to which the executive is entitled, in each case, subject to reduction by other severance or termination benefits that may be available under our other plans or those of our affiliates. In addition, each of Mr. Weidman, Dr. Cole and Mr. Gallagher will also be entitled to receive a pro rata portion of any annual bonus that he would have been entitled to receive in the year of termination, based upon the percentage of the fiscal year that has elapsed through the date of the executive’s termination of employment, payable when such annual bonus would have otherwise been payable had employment not terminated.

If Dr. Cole resigns because of a sale or change of control of our Technical Polymers Ticona business, and Dr. Cole has not accepted or will not continue employment with us or any of our affiliates or with the purchaser of Ticona or any of our affiliates, Dr. Cole will be entitled to, in addition to the payment described above, severance benefits equal to (i) a pro rata portion of any annual bonus that he would have been entitled to receive based on the percentage of the then current year already elapsed through the date of termination payable when such bonus would have been payable had he not been terminated, and (ii) subject to reduction by other severance or termination benefits that may be available under our other plans or its affiliates, a lump sum payment equal to three times the sum of (A) his average base salary over the three calendar years prior to the termination date (or over all prior whole calendar years if his service was for less than three years), estimated at December 31, 2006 to be $695,000, and (B) his average annual bonus earned during the three calendar years prior to termination (or over all prior whole calendar years if his service was for less than three years), estimated at December 31, 2006 to be $863,091, in each case including his previous service with Celanese AG. The actual amounts that will be paid upon termination can only be determined at the time of Dr. Cole’s termination from the Company.

If the employment of Mr. Shaw is terminated by the Company without cause (other than due to death or disability) or if, following a change of control, Mr. Shaw resigns for good reason, Mr. Shaw would be entitled to one year’s base salary, a target bonus and welfare benefits. These payments are in lieu of any severance or termination benefits that may be payable under any other plan or program. Please see payment amounts as described in the table below showing Mr. Shaw’s post-termination payments. Change of control is defined in the offer letter to Mr. Shaw as (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of these assets of the Company to any “person” or “group” other than Blackstone or its affiliates or (ii) any person or group, other than Blackstone or its affiliates, is or becomes the “beneficial owner,” directly or indirectly, of more than 51% of the total voting stock of the Company, including by way of merger, consolidation or otherwise.

Payments upon Death or Disability — If the employment of Mr. Weidman, Mr. Gallagher, Dr. Cole or Mr. Shaw is terminated by death or disability, the executive will be entitled to receive base salary earned through the date of such termination, earned but unpaid bonus through the date of termination, and other benefits that the executive is entitled to receive.

Payments to Dr. Pohlmann under his Separation Agreement — Under the separation agreement between our Company and Dr. Pohlmann, entered into in June 2006, Dr. Pohlmann receives his base salary of $650,000 through December 31, 2007, and will receive his annual bonus performance payment of $785,200 for 2006. In addition he will receive a bonus of $520,000, based on the target level of 80% of the current annual base salary for 2007, payable in December 2007. Dr. Pohlmann will also receive repatriation entitlements including home sale expenses and costs for repatriating Dr. Pohlmann back to his home location in Germany as described in a Letter of Understanding, dated October 27, 2004; his remaining executive bonus in the amount of $927,500 on January 1, 2007; and will maintain his accident insurance coverage through December 2007 as well as pension benefits to which he is entitled. Dr. Pohlmann’s post-termination compensation, based upon the market price on December 31, 2006, is described in the table showing Dr. Pohlmann’s post-termination payments, below.

Deferred Compensation Plan

Under the deferred compensation plan, the named executive officers have been awarded certain performance-based cash awards that currently remain subject to the occurrence of an Exit Event, as more fully described above in “Compensation Discussion and Analysis — Elements of Compensation for the CEO and Senior Management-Long-Term Deferred Compensation.” However, under certain circumstances, the executive officers may receive their awards prior to the occurrence of an Exit Event. As noted in that same section of the “Compensation Discussion and Analysis,” we are in the process of implementing a new program which, if elected by one or more of our named executive officers, would restructure their deferred compensation awards in certain respects.

Payments upon Termination — If Mr. Shaw is terminated (i) by the Company without cause, (ii) by the executive for good reason, or (iii) due to the executive’s death or disability, and an Exit Event has not occurred as of the date of such termination, the compensation based upon continued service that would have been vested upon termination if an Exit Event had occurred, will be deemed to be fully achieved. For Mr. Shaw, compensation based upon continued service will become payable as soon as practicable following such termination of employment and the date of such termination of employment will be the distribution date. Performance-based compensation for Mr. Shaw will be vested in the portion that would have vested based on the performance for the year of such termination and will become payable on the later of (i) six months following the date of such termination or (ii) ninety days following the end of the year in which such termination occurred.

In the event of the circumstances described in the preceding paragraph, the continued service-based and performance-based awards to Mr. Weidman, Dr. Cole and Mr. Gallagher, will be deemed to be vested as though such termination occurred on December 31 of the year in which such termination occurs, but will be payable only upon the occurrence of an Exit Event, and the requirement of continued employment until an Exit Event will no longer apply. Payment of the awards to Mr. Weidman, Dr. Cole and Mr. Gallagher will be made upon the later of (i) six months after termination of employment or (ii) the occurrence of an Exit Event.

Payments upon Change of Control — Upon a change of control where no Exit Event has occurred, the service-based deferred compensation will be deemed to have been met as soon as an Exit Event occurs, even if that is earlier than the normal vesting dates, provided that the executive officers are employed by the Company when the Exit Event occurs. The performance criteria for all performance-based awards under the deferred compensation agreement will be deemed to be fully achieved with respect to the year of the change of control and each preceding year if either (i) the cumulative performance target was achieved through the date of the change of control or (ii) Blackstone receives at least $54.45 per share in connection with the change of control. For purposes of the deferred compensation plan, “change of control” means that (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of our assets to any “person” or “group” other than Blackstone or its affiliates or (ii) any person or group, other than Blackstone or its affiliates, is or becomes the “beneficial owner,” directly or indirectly, of more than 51% of the total voting power of our voting stock, including by way of merger, consolidation or otherwise.

Payment upon Sale by Blackstone — If Blackstone sells 90% of its equity interest in our Company prior to December 31, 2008, the performance targets for each performance condition date prior to such event will be deemed to have been achieved if the cumulative performance targets for all performance condition dates prior to such event have been achieved.

Stock Incentive Plan

Under our stock option plan, we have awarded 6,624,022 options to acquire shares of our Common Stock to our named executive officers. Certain of these options were time-based awards, subject to vesting over time with the continued service of the executive and certain of these options were performance-based awards, subject to vesting based on achieving specified annual performance targets through December 31, 2013. However, under certain circumstances, the vesting of options may be accelerated.

Payments upon Sale by Blackstone — If Blackstone sells 90% of its equity interest in our Company prior to December 31, 2008, the portion of any performance option that was eligible to, but did not, vest on a date that occurred prior to such event will vest to the extent the cumulative performance target for such performance option was achieved for the period commencing with the year ending on December 31, 2005 through the year ending on the vesting date immediately prior to such event.

Payments upon Termination  — In the event a named executive officer is terminated by us without cause or by the executive with good reason, or due to the named executive officer’s death, disability or retirement, to the extent not previously cancelled or expired, (i) the time based stock options will immediately vest and become exercisable in the calendar year in which the termination occurs with respect to the options that would have vested through the end of the year; (ii) the performance based options, to the extent not cancelled or expired, will become vested and exercisable upon the achievement of the performance target as if the executive’s employment continued through the end of the year of termination. If the executive officer is terminated for any other reason, the options to the extent not vested and exercisable, shall expire and be immediately canceled by us without consideration.

Payments upon Change of Control  — “Change of control” is defined in the 2004 stock incentive plan as (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of our assets to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), other than Blackstone or its affiliates or (ii) any person or group, other than Blackstone or its affiliates, is or becomes the “beneficial owner” directly or indirectly, of more than 51% of the total voting power of our voting stock, including by way of merger, consolidation or otherwise.

Upon a change of control, the time-based options will become immediately vested. The performance-based options will, to the extent not previously cancelled or expired, become vested and exercisable with respect to the options that were eligible to vest on each vesting date through the vesting date in the year of the change of control if (i) the cumulative performance targets were achieved for the period commencing with the year ending on December 31, 2005 through the change of control (the performance target will be prorated for the year of change of control from the beginning of the year through the change in control) or (ii) Blackstone receives in connection with such change in control an amount equal to at least $54.45 per share (adjusted to reflect changes in the capitalization of the Company).

If, on December 31, 2008, the cumulative performance target for a performance-based option has been achieved for the period commencing with the year ending on December 31, 2005 through the year ending on December 31, 2008, then such performance-based options shall immediately become 100% vested and exercisable.

The stock option plan provides that the Compensation Committee may, in the event of a change in control, provide that any outstanding awards that are nonexercisable or otherwise unvested will become fully vested and immediately exercisable. In addition, the Compensation Committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.

Post Termination Tables

The tables below show an estimate of the amount of additional compensation that each of the named executive officers of the Company would receive in the event of a termination or change of control, taking into consideration the circumstances of the termination and payments that the named executive officer would be entitled to under the various agreements described above. The amounts shown are generally categorized as follows: voluntary termination; involuntary termination without cause or by the executive for good reason, with and without an Exit Event (defined as a sale by Blackstone of 90% of their initial equity interest in the Company and a rate of return of 25%); change of control with and without an Exit Event; termination due to death, with and without an exit event; and termination for disability with and without an Exit Event. The amounts shown assume that such termination was effective as of December 31, 2006.

The actual amounts that will be paid upon termination can only be determined at the time of the executive’s termination from the Company.

David N. Weidman

The following tables show the additional potential payments to David N. Weidman, Chairman and Chief Executive Officer of the Company upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Weidman’s vested payments and benefits:

For Stock Options — See Outstanding Equity Awards at Fiscal Year End

For Pension Benefits — See Pension Benefits Table

For Nonqualified Deferred Compensation — See Nonqualified Deferred Compensation Table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2006 Summary of Compensation Table.

		Involuntary Termination
		without Cause/
		Resignation for Good Reason				COC without Termination
Executive Payments and Benefits	Voluntary	No Exit		With Exit		No Exit		With Exit
upon Termination/ Change-of-Control (COC)	Termination	Event		Event		Event		Event

Compensation:
Severance	$0	$1,620,000	(a)	$1,620,000	(a)	$0		$0
Other Cash Incentives
- Special Cash Bonus Award	0	1,283,750		1,283,750		0		0
Stock Options (Acceleration of Unvested Awards)(b)
- Service Based (2007 - 2009)	0	0		0		5,600,328		5,600,328
- Performance Based, Cumulative Catch-up through 2006(c)	0	0		933,383		933,383		933,383
- Performance Based, (2007 - 2009)	0	0		0		0		0
Deferred Compensation Awards(d)
- Service Based (2005 - 2006)	0	0		8,103,269		0	(e)	8,103,269
- Service Based (2007 - 2009)	0	0		0		0	(e)	9,137,728
- Performance Based, Completed/Met (2005 - 2006)	0	0		16,727,141		0	(f)	16,727,141
- Performance Based, Cumulative Catch-up through 2006(c)	0	0		1,501,154		0	(f)	1,501,154
- Performance Based, (2007 - 2009)	0	0		0		0	(f)	0
Benefits & Perquisites:
Celanese Americas Management Supplemental Pension Plan	0	0		0		0		0
Supplemental Savings Plan	0	0		0		0		0
Long-Term Disability	0	0		0		0		0
Total	$0	$2,903,750		$30,168,697		$6,533,711		$42,003,003

(a)	Severance is based on continued payment of one year of base salary ($900,000) and target bonus ($720,000).

(b)	Represents intrinsic value of stock options valued at Celanese’s 12/29/2006 closing stock price of $25.88, less option exercise price of $16.00/share.

(c)	Upon a COC or Exit Event, the Executive will be deemed to have met the performance targets for any performance award where target had not previously been met, provided cumulative goals have been achieved.

(d)	Service and Performance awards are generally payable subject to meeting specific service and performance requirements as well as the occurrence of a Blackstone Exit Event.

(e)	Upon a COC, time conditions will be deemed to have been met, however, deferral accounts will generally not vest unless Mr. Weidman is employed with Celanese when a Blackstone Exit Event occurs.

(f)	Upon a COC, if cumulative performance targets have been met through the COC, or Blackstone receives an amount equal to $54.45 per share, then performance conditions on deferral accounts will be deemed to have been met for performance conditions through the year of the COC, however, the deferral accounts will not vest until a Blackstone Exit Event occurs.

	Death				Disability
Executive Payments and Benefits	No Exit		With Exit		No Exit		With Exit
upon Termination/Change-of-Control (COC)	Event		Event		Event		Event

Compensation:
Severance	$0		$0		$0		$0
Other Cash Incentives
- Special Cash Bonus Award	1,283,750		1,283,750		1,283,750		1,283,750
Stock Options (Acceleration of Unvested Awards)(a)
- Service Based (2007 - 2009)	0		0		0		0
- Performance Based, Cumulative Catch-up through 2006(b)	0		933,383		0		933,383
- Performance Based, (2007 - 2009)	0		0		0		0
Deferred Compensation Awards(c)
- Service Based (2005 - 2006)	0		8,103,269		0		8,103,269
- Service Based (2007 - 2009)	0		0		0		0
- Performance Based, Completed/Met (2005 - 2006)	0		16,727,141		0		16,727,141
- Performance Based, Cumulative Catch-up through 2006(b)	0		1,501,154				1,501,154
- Performance Based, (2007 - 2009)	0		0		0		0
Benefits & Perquisites:
Celanese Americas Management Supplemental Pension Plan		(d)		(d)		(e)		(e)
Supplemental Savings Plan	0		0		0		0
Long-Term Disability	0		0			(f)		(f)
Total	$1,283,750		$28,548,697		$1,283,750		$28,548,697

(a)	Represents intrinsic value of stock options valued at Celanese’s 12/29/2006 closing stock price of $25.88 less option exercise price of $16.00/share.

(b)	Upon a COC or Exit Event, the Executive will be deemed to have met the performance targets for any performance award where target had not previously been met, provided cumulative goals have been achieved.

(c)	Service and Performance awards are generally payable subject to meeting specific service and performance requirements as well as the occurrence of a Blackstone Exit Event.

(d)	In the event of death, Mr. Weidman’s spouse and children would be entitled to receive an enhanced annual pension benefit of $191,571. All other Celanese financed benefits are offset against the survivor pension. See discussion of Celanese Americas Management Supplemental Pension in the Compensation Discussion and Analysis for further details.

(e)	In the event of an early disability, Mr. Weidman is entitled to receive an enhanced annual pension benefit of $294,725. All other Celanese financed benefits are offset against the disability pension. See discussion of Celanese Americas Management Supplemental Pension in the Compensation Discussion and Analysis for further details.

(f)	Mr. Weidman is entitled to an enhanced long-term disability benefit of $23,888.89 per month ($286,666.67 annually) through Company disability programs. Under this program, disability payments are generally paid through the earlier of the date the disability ends or the date Mr. Weidman reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

John J. Gallagher III

The following table shows the additional potential payments to John J. Gallagher III, the Executive Vice President and Chief Financial Officer of the Company upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Gallagher’s vested payments and benefits:

For Stock Options — See Outstanding Equity Awards at Fiscal Year End

For Pension Benefits — See Pension Benefits Table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2006 Summary of Compensation Table.

		Involuntary Termination
		without Cause/
		Resignation for Good Reason				COC without Termination
Executive Payments and Benefits	Voluntary	No Exit		With Exit		No Exit		With Exit
upon Termination/ Change-of-Control (COC)	Termination	Event		Event		Event		Event

Compensation:
Severance	$0	$1,215,000	(a)	$1,215,000	(a)	$0		$0
Other Cash Incentives
- Special Cash Bonus Award	N/A	N/A		N/A		N/A		N/A
Stock Options (Acceleration of Unvested Awards)(b)
- Service Based (2007 - 2009)	0	0		0		1,328,016		1,328,016
- Performance Based, Cumulative Catch-up through 2006(c)	0	0		166,002		166,002		166,002
- Performance Based, (2007 - 2009)	0	0		0		0		0
Deferred Compensation Awards(d)
- Service Based (2005 - 2006)	0	0		940,000		0	(e)	940,000
- Service Based (2007 - 2009)	0	0		0		0	(e)	3,060,000
- Performance Based, Completed/Met (2005 - 2006)	0	0		2,669,153		0	(f)	2,669,153
- Performance Based, Cumulative Catch-up through 2006(c)	0	0		348,847		0	(f)	348,847
- Performance Based, (2007 - 2009)	0	0		0		0	(f)	0
Benefits & Perquisites:
Long-Term Disability	0	0		0		0		0
Total	$0	$1,215,000		$5,339,002		$1,494,018		$8,512,018

(a)	Severance is based on continued payment of one year of base salary ($675,000) and target bonus ($540,000).

(b)	Represents intrinsic value of stock options valued at Celanese’s 12/29/2006 closing stock price of $25.88 less option exercise price of $18.30/share.

(c)	Upon a COC or Exit Event, the Executive will be deemed to have met the performance targets for any performance award where target had not previously been met, provided cumulative goals have been achieved.

(d)	Service and Performance awards are generally payable subject to meeting specific service and performance requirements as well as the occurrence of a Blackstone Exit Event.

(e)	Upon a COC, time conditions will be deemed to have been met, however, deferral accounts will generally not vest unless Mr. Gallagher is employed with Celanese when a Blackstone Exit Event occurs.

(f)	Upon a COC, if cumulative performance targets have been met through the COC, or Blackstone receives an amount equal to $54.45 per share, then performance conditions on deferral accounts will be deemed to have been met for performance conditions through the year of the COC, however, the deferral accounts will not vest until a Blackstone Exit Event occurs.

	Death		Disability
Executive Payments and Benefits	No Exit	With Exit	No Exit		With Exit
upon Termination/ Change-of-Control (COC)	Event	Event	Event		Event

Compensation:
Severance	$0	$0	$0		$0
Other Cash Incentives
- Special Cash Bonus Award	N/A	N/A	N/A		N/A
Stock Options (Acceleration of Unvested Awards)(a)
- Service Based (2007 - 2009)	0	0	0		0
- Performance Based, Cumulative Catch-up through 2006(b)	0	166,002	0		166,002
- Performance Based, (2007 - 2009)	0	0	0		0
Deferred Compensation Awards(c)
- Service Based (2005 - 2006)	0	940,000	0		940,000
- Service Based (2007 - 2009)	0	0	0		0
- Performance Based, Completed/Met (2005 - 2006)	0	2,669,153	0		2,669,153
- Performance Based, Cumulative Catch-up through 2006(b)	0	348,847	0		348,847
- Performance Based, (2007 - 2009)	0	0	0		0
Benefits & Perquisites:
Long-Term Disability	0	0		(d)		(d)
Total	$0	$4,124,002	$0		$4,124,002

(a)	Represents intrinsic value of stock options valued at Celanese’s 12/29/2006 closing stock price of $25.88 less option exercise price of $18.30/share.

(b)	Upon a COC or Exit Event, the Executive will be deemed to have met the performance targets for any performance award where target had not previously been met, provided cumulative goals have been achieved.

(c)	Service and Performance awards are generally payable subject to meeting specific service and performance requirements as well as the occurrence of a Blackstone Exit Event.

(d)	Mr. Gallagher is entitled to an enhanced long-term disability benefit of $13,888.88 per month ($166,666.67 annually) through Company disability programs. Under this program, disability payments are generally paid through the earlier of the date disability ends or the date Mr. Gallagher reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, or earnings from work activity while disabled.

Lyndon E. Cole

The following table shows the additional potential payments to Lyndon E. Cole, Executive Vice President of the Company upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Dr. Cole’s vested payments and benefits:

For Stock Options — See Outstanding Equity Awards at Fiscal Year End

For Pension Benefits — See Pension Benefits Table

Also pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2006 Summary of Compensation Table.

		Involuntary				Involuntary Termination
		Termination				w/o Cause/Resignation
		without Cause/				for Good Reason as
		Resignation for Good Reason				a Result of Ticona Sale				COC without Termination
Executive Payments and Benefits	Voluntary	No Exit		With Exit		No Exit		With Exit		No Exit		With Exit
upon Termination/Change-of-Control (COC)	Termination	Event		Event		Event		Event		Event		Event

Compensation:
Severance	$0	$1,323,000	(a)	$1,323,000	(a)	$4,674,274	(b)	$4,674,274	(b)	$0		$0
Other Cash Incentives
- Special Cash Bonus Award	0	990,000		990,000		990,000		990,000		0		0
Stock Options (Acceleration of Unvested Awards)(c)
- Service Based (2007 - 2009)	0	0		0		0		0		2,189,388		2,189,388
- Performance Based, Cumulative Catch-up through 2006(d)	0	0		364,898		0		364,898		364,898		364,898
- Performance Based, (2007 - 2009)	0	0		0		0		0		0		0
Deferred Compensation Awards(e)
- Service Based (2005 - 2006)	0	0		3,264,940		0		3,264,940		0	(f)	3,264,940
- Service Based (2007 - 2009)	0	0		0		0		0		0	(f)	3,681,740
- Performance Based, Completed/Met (2005 - 2006)	0	0		6,739,639		0		6,739,639		0	(g)	6,739,639
- Performance Based, Cumulative Catch-up through 2006(d)	0	0		604,839		0		604,839		0	(g)	604,839
- Performance Based, (2007 - 2009)	0	0		0		0		0		0	(g)	0
Benefits & Perquisites:
Celanese AG Board Pension Plan	0	0		0		0		0		0		0
Total	$0	$2,313,000		$13,287,316		$5,664,274		$16,638,590		$2,554,286		$16,845,444

(a)	Severance is based on continued payment of one year of base salary ($735,000) and target bonus ($588,000).

(b)	Severance is a lump sum equal to three times the sum of Executive’s average base salary over the three calendar years prior to termination (estimated as $695,000) and the average annual bonus earned during the three calendar years prior to termination (estimated as $863,091). Averages were estimated using compensation earned for calendar years 2004-2006. Actual severance amounts can only be determined at the time of Dr. Cole’s termination from the Company.

(c)	Represents intrinsic value of stock options valued at Celanese’s 12/29/2006 closing stock price of $25.88 less option exercise price of $16.00/share.

(d)	Upon a COC or Exit Event, the Executive will be deemed to have met the performance targets for any performance award where target had not previously been met, provided cumulative goals have been achieved.

(e)	Service and Performance awards are generally payable subject to meeting specific service and performance requirements as well as the occurrence of a Blackstone Exit Event.

(f)	Upon a COC, time conditions will be deemed to have been met, however, deferral accounts will generally not vest unless Dr. Cole is employed with Celanese when a Blackstone Exit Event occurs.

(g)	Upon a COC, if cumulative performance targets have been met through the COC, or Blackstone receives an amount equal to $54.45 per share, then performance conditions on deferral accounts will be deemed to have been met for performance conditions through the year of the COC, however, the deferral accounts will not vest until a Blackstone Exit Event occurs.

	Death				Disability
Executive Payments and Benefits	No Exit		With Exit		No Exit		With Exit
upon Termination/ Change-of-Control (COC)	Event		Event		Event		Event

Compensation:
Severance	$0		$0		$0		$0
Other Cash Incentives
- Special Cash Bonus Award	990,000		990,000		990,000		990,000
Stock Options (Acceleration of Unvested Awards)(a)
- Service Based (2007 — 2009)	0		0		0		0
- Performance Based, Cumulative Catch-up through 2006(b)	0		364,898		0		364,898
- Performance Based, (2007 — 2009)	0		0		0		0
Deferred Compensation Awards(c)
- Service Based (2005 — 2006)	0		3,264,940		0		3,264,940
- Service Based (2007 — 2009)	0		0		0		0
- Performance Based, Completed/Met (2005 — 2006)	0		6,739,639		0		6,739,639
- Performance Based, Cumulative Catch-up through 2006(b)			604,839				604,839
- Performance Based, (2007 — 2009)	0		0		0		0
Benefits & Perquisites:
Celanese AG Board Pension Plan		(d)		(d)		(e)		(e)
Total	$990,000		$11,964,316		$990,000		$11,964,316

(a)	Represents intrinsic value of stock options valued at Celanese’s 12/29/2006 closing stock price of $25.88 less option exercise price of $16.00/share.

(b)	Upon a COC or Exit Event, the Executive will be deemed to have met the performance targets for any performance award where target had not previously been met, provided cumulative goals have been achieved.

(c)	Service and Performance awards are generally payable subject to meeting specific service and performance requirements as well as the occurrence of a Blackstone Exit Event.

(d)	In the event of death, Dr. Cole’s spouse and children would be entitled to receive an enhanced annual pension benefit of $104,499. All other Celanese financed benefits are offset against the survivor pension. See discussion of Celanese AG Board Pension Plan in the Compensation Discussion and Analysis for further details.

(e)	In the event of an early disability, Dr. Cole is entitled to receive an enhanced annual disability pension benefit of $148,119. All other Celanese financed benefits are offset against the disability pension. See discussion of Celanese AG Board Pension Plan in the Compensation Discussion and Analysis for further details.

Curtis S. Shaw

The following tables show the potential payments to Curtis S. Shaw, Executive Vice President, General Counsel and Corporate Secretary of the Company upon termination or change of control.

The tables below include additional termination and change of control benefits only. Please see the following tables for details of Mr. Shaw’s vested payments and benefits:

For Stock Options — See Outstanding Equity Awards at Fiscal Year End

For Pension Benefits — See Pension Benefits Table

Pro-rata bonus payouts upon termination of employment are excluded from these tables because bonus payouts under the termination provisions would not have exceeded actual annual bonus plan payouts reported in the 2006 Summary of Compensation Table.

		Involuntary Termination
		without Cause/
		Resignation for Good Reason				COC without Termination			COC with Termination
Executive Payments and Benefits upon	Voluntary	No Exit		With Exit		No Exit		With Exit	No Exit		With Exit
Termination/Change-of-Control (COC)	Termination	Event		Event		Event		Event	Event		Event

Compensation:
Severance	$0	$1,035,000	(a)(b)	$1,035,000	(a),(b)	$0		$0	$1,035,000	(b)	$1,035,000	(b)
Other Cash Incentives
- Special Cash Bonus Award	N/A	N/A		N/A		N/A		N/A	N/A		N/A
Stock Options (Acceleration of Unvested Awards)(c)
- Service Based (2007 - 2009)	0	0		0		1,160,526		1,160,526	1,160,526		1,160,526
- Performance Based, Cumulative Catch-up through 2006(d)	0	0		145,066		145,066		145,066	145,066		145,066
- Performance Based, (2007 - 2009)	0	0		0		0		0	0		0
Deferred Compensation Awards - Service Based (2005 - 2006)	0	324,300		324,300		0		324,300	324,300	(e)	324,300
- Service Based (2007 - 2009)	0	0		0		0		365,700	0	(e)	365,700
- Performance Based, Completed/Met (2005 - 2006)	0	660,816		660,816		0	(f)	660,816	660,816	(f)	660,816
- Performance Based, Cumulative Catch-up through 2006(d)	0	0		59,304		0		59,304	59,304	(f)	59,304
- Performance Based, (2007 — 2009)	0	0		0		0	(f)	0	0	(f)	0
Benefits & Perquisites:
Welfare Benefit Continuation	0	46,230	(g)	46,230	(g)	0		0	46,230	(g)	46,230	(g)
Long-term Disability	0	0		0		0		0	0		0
Total	$0	$2,066,346		$2,270,716		$1,305,592		$2,715,712	$3,431,242		$3,796,942

(a)	Under Mr. Shaw’s employment letter he is entitled to severance upon an involuntary termination without cause. He is not entitled to severance for good reason unless there is a COC.

(b)	Severance is based on continued payment of one year of base salary ($575,000) and target bonus ($460,000).

(c)	Represents intrinsic value of stock options valued at Celanese’s 12/29/2006 closing stock price of $25.88 less option exercise prices of $15.16 and $16.825/share.

(d)	Upon a COC or Exit Event, the Executive will be deemed to have met the performance targets for any performance award where target had not previously been met, provided cumulative goals have been achieved.

(e)	Upon a COC, time conditions will be deemed to have been met. These numbers assume Mr. Shaw may also be entitled to payments for involuntary termination/good reason under the Deferred Compensation Plan.

(f)	Upon a COC, if cumulative performance targets have been met through the COC, or Blackstone receives an amount equal to $54.45 per share, then performance conditions on deferral accounts will be deemed to have been met for performance conditions through the year of the COC, however, the deferral accounts will not vest until a Blackstone Exit Event occurs.

(g)	Includes Company costs for twelve months of medical and dental benefit continuation plus cost to convert basic life policy to individual policy of $44,545.

	Death		Disability
Executive Payments and Benefits	No Exit	With Exit	No Exit		With Exit
upon Termination/Change-of-Control (COC)	Event	Event	Event		Event

Compensation:
Severance	$0	$0	$0		$0
Other Cash Incentives
- Special Cash Bonus Award	N/A	N/A	N/A		N/A
Stock Options (Acceleration of Unvested Awards)(a)
- Service Based (2007 - 2009)	0	0	0		0
- Performance Based, Cumulative Catch-up through 2006(b)	0	145,066	0		145,066
- Performance Based, (2007 - 2009)	0	0	0		0
Deferred Compensation Awards
- Service Based (2005 - 2006)	324,300	324,300	324,300		324,300
- Service Based (2007 - 2009)	0	0	0		0
- Performance Based, Completed/Met (2005 - 2006)	660,816	660,816	660,816		660,816
- Performance Based, Cumulative Catch-up through 2006(b)	0	59,304	0		59,304
- Performance Based, (2007 - 2009)	0	0	0		0
Benefits & Perquisites:
Welfare Benefit Continuation	0	0	0		0
Long-term Disability	0	0	(c	)	(c	)
Total	$985,116	$1,189,486	$985,116		$1,189,486

(a)	Represents intrinsic value of stock options valued at Celanese’s 12/29/2006 closing stock price of $25.88 less option exercise prices of $15.16 and $16.83/share.

(b)	Upon a COC or Exit Event, the Executive will be deemed to have met the performance targets for any performance award where target had not previously been met, provided cumulative goals have been achieved.

(c)	Mr. Shaw is entitled to an enhanced long-term disability benefit of $13,888.88 per month ($166,666.67 annually) through Company disability programs. Under this program, disability payments are generally paid through earlier of the date disability ends or the date Mr. Shaw reaches age 65. The monthly benefit is reduced if the executive receives certain other income during the period of disability, such as certain retirement pay, Social Security disability or retirement benefits, earnings from work activity while disabled.

Andreas Pohlmann

The following table details the additional payments and benefits to Andreas Pohlmann, formerly the Executive Vice President and Chief Administrative Officer of the Company under the terms of his Separation Agreement. The tables below exclude Dr. Pohlmann’s payments and benefits that are disclosed in the following tables:

For Stock Options — See Outstanding Equity Awards at Fiscal Year End

For Pension Benefits — See Pension Benefits Table

For 2006 Bonus Payouts — See 2006 Summary Compensation Table

	Separation
	Payments

Compensation:
Base Salary Continuation (2007)	$650,000	(a)
Other Cash Incentives
- 2007 Bonus	520,000	(b)
- Special Cash Bonus Award	927,500
Deferred Compensation Awards
- Service Based (2005 — 2006)	3,199,641
- Service Based (2007 — 2009)	0
- Performance Based, Completed/Met (2005 — 2006)	6,604,846
- Performance Based, Cumulative Catch-up through 2006	592,741
- Performance Based, (2007 — 2009)	0
Benefits & Perquisites:
Celanese AG Board Pension Plan	17,142	(c)
Home Sale Assistance	205,757
Repatriation Expenses	33,453	(d)
Total	$12,751,080

(a)	Continued payment of base salary through 12/31/2007.

(b)	Bonus based on target level of 80% of base salary.

(c)	Dr. Pohlmann’s separation agreement specifies that time through 12/31/2007 will be considered in calculating his years of service. This amount is the present value of the increased pension benefit. See Pension Benefit Table for vested benefits and assumptions used to calculate present values.

(d)	Includes miscellaneous moving and repatriation expenses of $24,106, expected tax preparation fees of $8,000 and expected tax gross-ups of $1,347.

STOCK OWNERSHIP INFORMATION

Principal Shareholders and Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Stock of the Company as of March 15, 2007, by (i) each person known to own beneficially more than 5% of Common Stock of the Company, (ii) each of the Company’s Directors, (iii) each of the Company’s named executive officers, and (iv) all Directors and executive officers as a group.

The number of shares and percentage of beneficial ownership set forth below are based on shares of Common Stock of the Company issued and outstanding. As of March 15, 2007, the number of shares of Common Stock outstanding was 159,854,927 and the number of shares of Preferred Stock outstanding was 9,600,000. We currently have no Series B common stock outstanding.

	Amount and Nature of Beneficial Ownership of Common Stock*
	Common Stock
	Beneficially	Rights to	Total	Percentage of
	Owned	Acquire	Common	Common Stock
	Excluding	Shares of	Stock	Beneficially
	Option	Common	Beneficially	Owned(3)-
Name of Beneficial Owner and Investment Power	Shares(1)	Stock(2)	Owned	Voting(4)

Affiliates of Blackstone(5)	22,339,498	92,333	22,431,831	14.03%
Stephen A. Schwarzman(5)	22,339,498	92,333	22,431,831
Peter G. Peterson(5)	22,339,498	92,333	22,431,831
FMR Corp(6)	24,419,113	—	24,419,113	15.28%
KeyCorp(7)	8,098,273	—	8,098,273	5.07%
David N. Weidman(8)	619,564	2,109,880	2,729,445	1.71%
John J. Gallagher III(8)	37,000	313,900	350,900	**
Dr. Lyndon E. Cole(8)	242,222	824,839	1,067,061	**
Dr. Andreas Pohlmann(8)	5,478	—	5,478	**
Curtis S. Shaw(8)	27,100	260,000	287,100	**
Chinh E. Chu(9)	—	—	—	**
James E. Barlett(8)	8,598	18,467	27,065	**
David F. Hoffmeister(8)	—	—	—	**
Benjamin J. Jenkins(9)	—	—	—	**
Martin G. McGuinn(8)	15,000	—	15,000	**
Anjan Mukherjee(9)	—	—	—	**
Paul H. O’Neill(8)	3,598	18,467	22,065	**
James A. Quella(9)	—	—	—	**
Mark C. Rohr(8)	1,000	—	1,000	**
Daniel S. Sanders(8)	13,598	18,467	32,065	**
John K. Wulff(8)	—	—	—	**
All Directors and executive officers as a group (17 persons)(10)	973,602	3,564,019	4,537,621	2.84%

*	The Company has 9,600,000 shares of issued and outstanding Preferred Stock which are convertible into shares of Common Stock at any time at a conversion rate of 1.25 shares of Common Stock for each share of Preferred Stock, subject to adjustments. In addition, this chart reflects rights to acquire shares of Common Stock relating to the right to acquire within 60 days of March 8, 2007 the identified number of shares of Common Stock underlying the vested stock options held by Directors, executive officers and Blackstone IV.

**	Less than 1 percent of shares of Common Stock outstanding (excluding, in the case of all Directors and executive officers individually and as a group, shares beneficially owned by the affiliates of Blackstone and BA Capital Investors Sidecar Fund, LP).

(1)	Includes shares for which the named person has sole voting and investment power. Does not include shares that may be acquired through exercise of options.

(2)	Includes shares of Common Stock issuable upon exercise of options that have vested or will vest on or before May 14, 2007 granted under the Stock Plan.

(3)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

(4)	The calculation of this percentage assumes for each person that:

•	159,854,927 shares of Common Stock are issued and outstanding as of March 15, 2007;

•	The acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares that have vested or will vest by May 14, 2007.

•	A person is deemed to have the right to acquire shares of Common Stock upon the exercise of vested options under the Stock Plan.

(5)	Includes shares of Common Stock of the Company owned by Blackstone Capital Partners (Cayman) Ltd. 1 (“Cayman 1”), Blackstone Capital Partners (Cayman) Ltd. 2 (“Cayman 2”), and Blackstone Capital Partners (Cayman) Ltd. 3 (“Cayman 3” and collectively with Cayman 1 and Cayman 2, the “Cayman Entities”). Blackstone Capital Partners (Cayman) IV LP (“BCP IV”) owns 100% of Cayman 1. Blackstone Family Investment Partnership (Cayman) IV-A LP (“BFIP”) and Blackstone Capital Partners (Cayman) IV-A LP (“BCP IV-A”) collectively own 100% of Cayman 2. Blackstone Chemical Coinvest Partners (Cayman) LP (“BCCP” and, collectively with BCP IV, BFIP and BCP IV-A, the “Blackstone Funds”) owns 100% of Cayman 3. Blackstone Management Associates (Cayman) IV LP (“BMA”) is the general partner of each of the Blackstone Funds. Blackstone LR Associates (Cayman) IV Ltd. (“BLRA”) is the general partner of BMA and may, therefore, be deemed to have shared voting and investment power over shares of Common Stock of the Company. Mr. Chu, who serves as a Director of the Company and is a member of the Supervisory Board of Celanese AG, is a non-controlling shareholder of BLRA and disclaims any beneficial ownership of shares of Common Stock of the Company beneficially owned by BLRA. Messrs. Peter G. Peterson and Stephen A. Schwarzman are directors and controlling persons of BLRA and as such may be deemed to share beneficial ownership of shares of Common Stock of the Company controlled by BLRA. Each of BLRA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. On January 25, 2005, the Company granted to Blackstone IV (in lieu of granting such options to Directors of the Company who are employees of Blackstone in connection with the Company’s regular Director compensation arrangements) options to acquire an aggregate of 123,110 shares of Common Stock, of which options to acquire 92,333 shares are currently exercisable. Messrs. Peterson and Schwarzman are controlling persons of Blackstone IV and accordingly may be deemed to beneficially own the shares subject to such options. The exercise price for such options is $16.00 per share. The address of each of the Cayman Entities, the Blackstone Funds, BMA and BLRA is c/o Walkers, P.O. Box 265 GT. George Town. Grand Cayman. The address of each of Messrs. Peterson and Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

(6)	On February 14, 2007, FMR Corporation reported beneficial ownership of 24,419,113 shares of Common Stock as of December 31, 2006 and the sole power to vote or to direct the vote of 875,237 shares. The address of FMR Corporation is 82 Devonshire Street, Boston, MA 02109.

(7)	On January 31, 2007, KeyCorp reported beneficial ownership of 8,908,273 shares of Common Stock as of December 31, 2006, and the sole power to vote or direct to vote 7,878,736 shares. The address of Key Corp is 127 Public Square, Cleveland, Ohio 44144-1306.

(8)	The address for each of Messrs. Weidman, Gallagher, Shaw, Barlett, Hoffmeister, O’Neill, Sanders, McGuinn, Wulff, Rohr and Dr. Cole is c/o Celanese Corporation, 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234.

(9)	Mr. Chu is a Senior Managing Director, Mr. Quella is Senior Managing Director and Senior Operating Partner and Messrs. Jenkins and Mukherjee are Principals of Blackstone. Messrs. Chu, Quella, Jenkins and Mukherjee disclaim beneficial ownership of the shares held by affiliates of Blackstone. The address for each of Messrs. Chu, Quella, Jenkins and Mukherjee is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

(10)	Includes beneficial ownership by Steven M. Sterin of 414 equivalent shares and by T. Denny Iker of 30 equivalent shares in the Celanese Americas Retirement Savings Plan Stock Fund as of February 12, 2007. Messrs. Sterin and Iker have the ability to direct the voting of the Company’s Common Stock underlying these equivalent shares and the ability to change their investment options at any time.

OTHER MATTERS

As of the date of this Proxy Statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

On behalf of the Board of Directors of
Celanese Corporation

Executive Vice President, General Counsel
and Corporate Secretary
March 26, 2007

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 25, 2007.

Vote by Internet
•	Log on to the Internet and go to

www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy/Instruction Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.
1.	Election of the director nominees to serve in Class III, for the term which expires at the Annual Meeting of Shareholders in 2010, or until their successors are duly elected and qualified.

	For	Withhold		For	Withhold		For	Withhold
01 — Chinh E. Chu	☐	☐	02 — Mark C. Rohr	☐	☐	03 — David N. Weidman	☐	☐

B	Issues — The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain
2.	Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

C	Non-Voting Items
Change of Address — Please print your new address below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy/Instruction Card — Celanese Corporation

Proxy Solicited on Behalf of the Board of Directors of the Company
for the 2007 Annual Meeting of Shareholders on April 26, 2007
The undersigned hereby constitutes and appoints John J. Gallagher III, Curtis S. Shaw and Kevin J. Rogan, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of CELANESE CORPORATION to be held at 8:00 a.m. (CDT) at the Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240 and at any adjournments thereof, on all matters coming before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)
If you are a participant in the Celanese Americas Retirement Savings Plan (the “Plan”) this card also constitutes voting instructions to the trustee for any shares held on your behalf under the Plan. The trustee will vote your shares as instructed. Your voting instructions must be received by April 22, 2007 to allow sufficient time for the trustee to vote your shares. If no voting instructions are provided, the trustee will vote the shares in the same proportion as shares to which voting instructions have been received.